SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                  FORM 8-K/A

                           Amendment or Report Filed
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934





                                IMC GLOBAL INC.
              (Exact name of registrant as specified in charter)




                                AMENDMENT NO. 1


 The undersigned registrant hereby amends the following item, financial statements, exhibits or other portions of its Form 8-K dated March 15, 1996 as set forth in the pages attached hereto:


  Item 2.Acquisition or Disposition of Assets.

  Item 7.Financial Statements, Pro Forma Financial Information, and Exhibits


 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   IMC Global Inc.


                                   BRIAN J. SMITH
                                   ------------------------------
                                   Brian J. Smith
                                   Executive Vice President
                                   and Chief Financial Officer


April 19, 1996
Item 2.   Acquisition or Disposition of Assets.

   On March 1, 1996, The Vigoro Corporation (Vigoro) became a subsidiary of IMC Global Inc. (IMC or the Company) upon consummation of the merger (the Merger) contemplated by the Agreement and Plan of Merger dated as of November 13, 1995 (the Agreement). Under the terms of the Agreement, each share of Vigoro common stock outstanding immediately prior to the Merger was converted into the right to receive
1.6 shares of IMC common stock. As a result of the Merger, IMC is a leading supplier of crop nutrients serving the global agriculture industry and also has complementary retail distribution capabilities.

   The Merger was structured to qualify as a tax-free reorganization for income tax purposes and is being accounted for as a pooling of interests.

   The following supplemental consolidated financial statements, accompanying notes and management's discussion and analysis of financial condition and results of operations give retroactive effect to the Merger but do not reflect the anticipated cost savings and restructuring charges which will result from the restructuring of the two companies and the resulting impacts on operating results.


Item 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.

   (a) The Vigoro financial statements have been previously reported by Vigoro and are included or incorporated by reference in the Joint Proxy Statement/Prospectus which constitutes a part of IMC Global Inc.'s Registration Statement on Form S-4 (Registration No. 333-00439).

   (b) Set forth in this Current Report on Form 8-K are the following: (i) Unaudited Pro forma Condensed Consolidated Financial Statements for IMC Global Inc. as of December 31, 1995 and for each of the six-month periods ended December 31, 1995 and 1994, including notes thereto; (ii) Selected Supplemental Financial Information for IMC Global Inc. for each of the years in the five-year period ended June 30, 1995; (iii) Management's Discussion and Analysis of Financial Condition for each of the years in the three-year period ended June 30, 1995; and (iv) Audited Supplemental Consolidated Financial Statements of IMC Global Inc. as of June 30, 1995 and 1994 and for each of the years in the three-year period ended June 30, 1995.

                                                                  Page
Unaudited Pro Forma Condensed Consolidated Financial Information    3
Selected Supplemental Consolidated Financial Information            8
Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                        10
Audited Supplemental Consolidated Financial Statements             23
Quarterly Results (Unaudited)                                      48

   Unaudited Pro Forma Condensed Consolidated Financial Information


   The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1995 and Unaudited Pro Forma Condensed Consolidated Statements of Earnings for the six months ended December 31, 1995 and 1994 have been prepared from the historical financial statements of IMC and Vigoro.

   The unaudited pro forma condensed consolidated financial information gives effect to accounting for the Merger as a pooling of interests, in accordance with Accounting Principles Board Opinion No. 16, based on the conversion of each share of Vigoro common stock into 1.6 shares of IMC common stock. The unaudited pro forma results of operations presented herein have been prepared as if the Merger occurred on July 1, 1994. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1995 reflects the Merger as if it had occurred on December 31, 1995.

   The unaudited pro forma condensed consolidated financial information for the respective periods presented should be read in conjunction with the accompanying notes and the supplemental consolidated financial statements and notes thereto of the Company presented elsewhere herein.

   The unaudited pro forma condensed consolidated financial information does not include pro forma financial information for certain acquisition transactions consummated by IMC or Vigoro that individually, or in the aggregate, are not material in relation to IMC's or Vigoro's respective consolidated financial position or results of operations.

   The unaudited pro forma condensed consolidated information is not necessarily indicative of the financial position or results which actually would have been attained if the Merger had been consummated on the dates indicated above, nor are the pro forma combined results of operations for the six months ended December 31, 1995 necessarily indicative of the results to be expected for the 1996 fiscal year.

IMC GLOBAL INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
Six months ended December 31, 1995
(In millions except per share amounts)



                     Historical  Historical     Merger       Pro Forma
                       IMC(a)     Vigoro(a)  Adjustments(e)  Combined
                     ---------- -----------  --------------  ---------

Net sales             $1,034.5    $  307.8     $  (33.4)(b)  $1,308.9
Cost of goods sold       774.3       219.8        (33.4)(b)     960.7
                     --------     --------     --------      --------
 Gross margins           260.2        88.0                      348.2
Selling, general and
 administrative
 expenses                 39.1        61.2                      100.3
Other operating (income)
 and expense, net         (5.6)                                  (5.6)
                     --------     --------     --------      --------
 Operating earnings      226.7        26.8                      253.5

Interest earned and
 other non-operating
 (income) and expense,
 net                      (2.0)       (3.1)                      (5.1)
Interest charges          22.5        11.5                       34.0
                     --------     --------     --------      --------
Earnings before
 minority interest,
 income taxes, extra-
 ordinary item and
 cumulative effect of
 accounting change       206.2        18.4                      224.6
Minority interest         88.6                      1.1 (c)      89.7
                     --------     --------     --------      --------
Earnings before income
 taxes, extraordinary
 item and cumulative
 effect of accounting
 change                  117.6        18.4         (1.1)        134.9
Provision for income
 taxes                    43.8         4.9                       48.7
                     --------     --------     --------      --------
Earnings before extra-
 ordinary item and
 cumulative effect of
 accounting change        73.8        13.5         (1.1)         86.2
Preferred stock
 dividends                             1.1         (1.1)(c)
                     --------     --------     --------      --------
 Earnings before extra-
  ordinary item and
  cumulative effect
  of accounting change
  applicable to common
  stock               $   73.8    $   12.4   $               $   86.2
                     ========     ========     ========      ========

Earnings per common
 share (d)           $   1.23                                $    .93

Weighted average
 number of shares
 and equivalent shares
 outstanding (d)          59.9                                   92.3



The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

IMC GLOBAL INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
Six months ended December 31, 1994
(In millions except per share amounts)

                     Historical  Historical     Merger       Pro Forma
                       IMC(a)     Vigoro(a)  Adjustments(e)  Combined
                     ---------- -----------  --------------  ---------

Net sales             $  872.6    $  259.0     $  (26.9)(b)  $1,104.7
Cost of goods sold       685.0       180.8        (26.9)(b)     838.9
                      --------    --------     --------      --------
 Gross margins           187.6        78.2                      265.8
Selling, general and
 administrative
 expenses                 35.9        54.2                       90.1
Other operating
 (income) and expense,
 net                      (5.9)        (.6)                      (6.5)
                      --------    --------     --------      --------
 Operating earnings      157.6        24.6                      182.2

Interest earned and
 other non-operating
 (income) and expense,
 net                      (3.4)        (.5)                      (3.9)
Interest charges          28.3         6.1                       34.4
                      --------    --------     --------      --------
Earnings before
 minority interest,
 income taxes, extra-
 ordinary item and
 cumulative effect of
 accounting change       132.7        19.0                      151.7
Minority interest         55.5                      1.0  (c)     56.5
                      --------    --------     --------      --------
Earnings before income
 taxes, extraordinary
 item and cumulative
 effect of accounting
 change                   77.2        19.0         (1.0)         95.2
Provision for income
 taxes                    27.5         7.2                       34.7
                      --------    --------     --------      --------
Earnings before extra-
 ordinary item and
 cumulative effect of
 accounting change        49.7        11.8         (1.0)         60.5
Preferred stock
 dividends                             1.0         (1.0) (c)
                      --------    --------     --------      --------
 Earnings before
  extraordinary item
  and cumulative
  effect of accounting
  change applicable to
  common stock        $   49.7    $   10.8      $            $   60.5
                      ========    ========     ========      ========

Earnings per common
 share (d)           $    .84                                $    .66

Weighted average
 number of shares
 and equivalent
 shares outstanding (d)   59.1                                   90.9



The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.
IMC GLOBAL INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  STATEMENTS OF EARNINGS


(a) Certain amounts in the historical financial statements of IMC and Vigoro have been reclassified for the pro forma combined presentation.


(b) As a result of the Merger, sales from IMC to Vigoro were eliminated. The impact of the related gross margin on inventories purchased by Vigoro from IMC was not significant.


(c) After the Merger, the Vigoro preferred stock represented preferred stock of a subsidiary and accordingly the related dividends were classified as minority interest.


(d) All issued share and per share data appearing in the Unaudited Pro Forma Condensed Consolidated Statements of Earnings give effect to IMC's 2-for-1 stock split effected in the form of a 100 percent stock dividend which was distributed on November 30, 1995.

    The pro forma combined weighted average shares outstanding calculation for each period presented assumes that each share of Vigoro common stock was converted into 1.6 shares of IMC common stock.


(e) After the consummation of the Merger, the Company expects to achieve cost savings through the consolidation and elimination of certain duplicative functions and through operational and logistical efficiencies. No adjustment has been included in the Unaudited Pro Forma Condensed Consolidated Statements of Earnings for the anticipated cost savings.

IMC GLOBAL INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
At December 31, 1995
(In millions)
                     Historical  Historical     Merger       Pro Forma
                       IMC(a)     Vigoro(a)  Adjustments     Combined
                     ---------- -----------  --------------  ---------
Assets
Current assets:
 Cash and cash
 equivalents          $  128.4    $    7.2                   $  135.6
 Receivables, net        148.3       144.3  $      (5.2)(b)     287.4
 Inventories             300.9       200.9                      501.8
 Deferred income taxes    70.0         8.7                       78.7
 Other current assets      7.5         4.4                       11.9
                      --------    --------     --------      --------
   Total current
    assets               655.1       365.5         (5.2)      1,015.4
Property, plant and
 equipment, net        1,925.9       416.4                    2,342.3
Other assets             103.1        60.9                      164.0
                      --------    --------     --------      --------
Total assets          $2,684.1    $  842.8     $   (5.2)     $3,521.7
                      ========    ========     ========      ========

Liabilities and Stock-
 holders' Equity
Current liabilities:
 Accounts payable,
  accrued liabilities
  and income taxes
  payable             $  253.7    $  131.6     $   29.1 (b)(c)$  414.4
 Short-term debt and
  current maturities
  of long-term debt        8.8       138.8                      147.6
                      --------    --------     --------      --------
   Total current
    liabilities          262.5       270.4         29.1         563.0
Long-term debt, less
 current maturities      515.8       225.9                      741.7
Deferred income taxes    252.0        65.6         (5.1)(d)     312.5
Other noncurrent
 liabilities             284.6          .2         13.0 (d)     297.8
Minority interest        529.1                     30.3 (e)     559.4
Preferred stock                       30.3        (30.3)(e)
Stockholders' equity:
 Common stock             65.1          .2         31.6 (f)      96.9
 Capital in excess of
  par value              716.7       116.2        (39.2)(f)     793.7
 Retained earnings       165.7       150.1        (42.2)(c)(d)  273.6
 Treasury stock         (107.4)       (7.6)         7.6 (f)    (107.4)
 Foreign currency
  translation adjust-
  ment                                (8.5)                      (8.5)
                      --------    --------     --------      --------
   Total stockholders'
    equity               840.1       250.4        (42.2)      1,048.3
                      --------    --------     --------      --------
Total liabilities and
 stockholders' equity $2,684.1    $  842.8     $   (5.2)     $3,521.7
                      ========    ========     ========      ========



The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

IMC GLOBAL INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


(a) Certain amounts in the historical financial statements of IMC and Vigoro have been reclassified for the pro forma combined presentation.


(b) Elimination of IMC's receivable from Vigoro.


(c) Reflects the estimated liability and charge of $43.3 million ($34.3 million after taxes) for merger and restructuring costs related to the Merger.


(d) Reflects the liability and charge of $13.0 million for the expected cost of the transfer of
0.85 percent of IMC-Agrico Company (IMC-Agrico) distributable cash interest from IMC to Freeport-McMoRan Resource Partners, Limited
Partnership (FRP). Also includes the related deferred tax benefit of $5.1 million.


(e) After the Merger, the Vigoro preferred stock represented preferred stock of a subsidiary and accordingly was classified as minority interest.


(f) At December 31, 1995, Vigoro had 19.9 million shares of common stock outstanding, which, upon consummation of the Merger, converted into 31.8 million shares of IMC common stock having a par value of $31.8 million. The merger adjustment to common stock reflected the issuance of the IMC common stock and the elimination of Vigoro's common stock having a par value of $.2 million. The offset was to capital in excess of par value.

    Vigoro's treasury stock retained no value after the Merger, and therefore was eliminated as a merger adjustment. The offset was to capital in excess of par value.
SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION


   The following historical financial information of the Company with respect to each year in the five-year period ended June 30, 1995 gives retroactive effect to the Merger of IMC and Vigoro. The information for each year in the three-year period ended June 30, 1995 is derived from the supplemental consolidated financial statements presented elsewhere herein.

                                             Years ended June 30,
- -----------------------------------------------------------------------
(Dollars in millions except
 per share amounts)       1995(1)  1994(1)   1993(1)  1992(2)  1991(3)
- -----------------------------------------------------------------------
Statement of Operations Data:
Net sales                $2,736.1 $2,125.3  $1,438.1 $1,621.1 $1,693.3
Sterlington litigation
 settlement, net                              (169.1)
Earnings (loss) before
 income taxes, extra-
 ordinary item and cumula-
 tive effect of accounting
 changes                    308.8     79.2    (117.0)   202.7    185.4
Provision (credit) for
 income taxes               115.5     34.8     (39.1)    71.3     68.2
                         --------  -------- -------- -------- --------
Earnings (loss) before
 extraordinary item and
 cumulative effect of
 accounting changes         193.3     44.4     (77.9)   131.4    117.2
Extraordinary (loss)
 gain-debt retirement        (6.5)   (25.2)     (2.0)               .2
Cumulative effect of
 accounting changes          (5.9)             (47.1)  (197.5)
                         --------  -------- -------- -------- --------
Net earnings (loss)      $  180.9 $   19.2  $ (127.0)$  (66.1) $ 117.4
                         ========  ======== ======== ======== =======

Earnings (loss) per share:
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes     $   2.12 $    .54 $  (1.02)  $  1.73$   1.68
 Extraordinary loss-debt
  retirement                 (.07)    (.31)    (.03)
 Cumulative effect of
  accounting changes         (.06)             (.62)    (2.60)
                         --------  -------- -------- -------- --------
 Net earnings (loss)     $   1.99 $    .23 $  (1.67)  $  (.87)$  1.68
                         ========  ======== ======== ======== ========


Balance Sheet Data (at end of period):
Total assets             $3,323.2 $3,172.3  $2,343.3 $2,207.8 $2,164.5
Working capital             461.5    483.6     311.4    192.6    134.3
Working capital ratio       2.0:1    2.3:1     1.9:1    1.7:1    1.4:1
Long-term debt - less
 current maturities      $  750.2 $  801.6  $  994.6 $  740.9 $  740.0
Total debt                  824.3    847.7   1,063.2    782.3    812.2
Stockholders' equity      1,007.8    856.3     602.3    760.7    847.3
Total capitalization      1,832.1  1,704.0   1,665.5  1,543.0  1,659.5
Debt/total capitalization    45.0%    49.7%     63.8%    50.7%    48.9%


Other Financial Data:
Cash provided by operating
 activities              $  558.2 $  165.7  $   73.4 $  176.8 $  349.9
Capital expenditures        114.9     76.0     137.1    204.8    189.1
Cash dividends paid          24.6     14.2      30.7     32.8     28.0
Dividends per share           .26      .15      .32       .37     .29
Book value per share        11.09     9.46     7.91     10.00   11.25

(1) See Notes to Supplemental Consolidated Financial Statements for a description of non-recurring items and accounting changes.
    Beginning in 1994, financial information reflects the consolidation of the joint venture partnership formed on July 1, 1993 with FRP.

(2) Includes a gain of $34.2 million, $18.2 million after taxes, from the Company's sale of its Sterlington, Louisiana, ammonia production facility, a charge of $5.3 million, $3.3 million after taxes, from the temporary shutdown and mothballing of the Company's uranium production facilities, and a charge of $197.5 million for the cumulative effect on prior years of adopting Statement of Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" on July 1, 1991.

(3) Includes a gain of $17.9 million, $11.2 million after taxes, from the installment sale of certain potash reserve interests to the U.S. government.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

   On March 1, 1996, IMC Global Inc. completed a previously announced merger with The Vigoro Corporation which resulted in Vigoro becoming a subsidiary of the Company. As a joint venture partner in IMC-Agrico, IMC is the nation's leading producer, marketer and distributor of phosphate crop nutrients and a leading producer and marketer of animal feed ingredients. IMC also mines and processes potash in the United States and Canada. Vigoro is one of the world's leading producers and distributors of potash and one of the largest distributors in the United States of crop nutrients and related products through its retail distribution network. Vigoro also sells potash and certain other products to industrial users in the United States and Canada.

   The Merger created a single company which is a leading supplier of crop nutrients serving the global agricultural industry and which also has complementary retail distribution capabilities. The Company used the pooling of interests method to account for this transaction. The following comparisons between the years ended June 30, 1995 and 1994 and between the years ended June 30, 1994 and 1993 have been made assuming the Merger had occurred on July 1, 1992.


   Year ended June 30, 1995 vs. year ended June 30, 1994

   Earnings for the year ended June 30, 1995 totaled $180.9 million, or $1.99 per share, up significantly over 1994 when earnings totaled $19.2 million, or $.23 per share. Included in 1995 operating results were an extraordinary charge of $6.5 million, or $.07 per share, related to the early extinguishment of debt; and a one-time charge of $5.9 million, or $.06 per share, for the cumulative effect on prior years of a change in accounting for postemployment benefits resulting from the adoption of SFAS No. 112 on July 1,1994. In 1994, operating results included an extraordinary charge of $25.2 million, or $.31 per share, related to the early extinguishment of debt; a charge of $20.3 million, $12.4 million after taxes, or $.15 per share, related to the write-down of the Company's investment in an oil and gas joint venture; and a charge of $4.5 million, or $.05 per share, for an adjustment to the Company's net deferred tax liability for the effect of changes in U.S. corporate tax rates. Partially offsetting these charges was a gain of $1.9 million, or $.02 per share, resulting from the sale by IMC-Agrico of its Florida cattle ranch (IMC-Agrico still retains the rights to phosphate rock reserves located on this property). See Notes to Supplemental Consolidated Financial Statements for further discussion of these non-recurring items.

   Net sales for the year ended June 30, 1995 totaled $2,736.1 million, an increase of $610.8 million, or 29 percent, over 1994 when sales were $2,125.3 million. Sales were higher primarily due to strong concentrated phosphate and nitrogen based product demand, the inclusion of sales from the acquisition of the Central Canada Potash division
(CCP) of Noranda, Inc. in 1995 and record purchases of potash and concentrated phosphates by China.

   Gross margins for the year ended June 30, 1995 increased $307.3 million or 80 percent over 1994, primarily due to higher margins for phosphates, a $200 million increase; potash, a $75 million increase; and agricultural products & distribution, a $26 million increase. Gross margins as a percentage of net sales increased to 25 percent in 1995 compared to 18 percent in 1994.

   Phosphate margins increased significantly over 1994, due primarily to higher prices stemming from increasing world demand ($225 million) as average concentrated phosphate sales prices increased 20 percent over 1994 and higher shipping volume ($53 million) which increased 18 percent over 1994. Domestically, sales volume for concentrated phosphates was marginally lower, due primarily to abnormally wet weather conditions in the spring which delayed fieldwork, planting and, therefore, concentrated phosphate shipments. However, record purchases by China resulted in a 38 percent increase in export volume when compared to 1994. The increase in export volume contributed to increased demand in the marketplace and resulted in higher sales realizations. In addition, phosphate rock sales volume also increased, mostly due to the addition of a new long-term supply contract to 1995 operating results. Partially offsetting the price and volume increases were higher production costs ($78 million) primarily due to higher raw material costs and, to a lesser degree, remediation costs associated with a sinkhole at IMC-Agrico's New Wales concentrated phosphate production facility in Florida. See "Environmental Matters" below and
Note 6 of Notes to Supplemental Consolidated Financial Statements for further discussion of the sinkhole.

   Agricultural products & distribution margins (which include crop nutrients and related products sold through the Company's FARMARKET (registered trademark) and Rainbow (registered trademark) distribution networks) increased 19 percent over 1994, and reflected the impact of an 8 percent increase in overall average sales prices ($69 million) and a 7 percent increase in sales volume ($6 million). The increase in sales prices and volume primarily reflected the impact of tight supplies of nitrogen product in the U.S. due to agricultural demand exceeding capacity. The increase in sales volume in 1995 was partially offset by the sale of 17 FARMARKETs in August 1994. Partially offsetting the price and volume increases were higher product costs ($49 million), primarily due to higher purchased product and raw material costs.

   Potash margins for 1995 increased 57 percent over 1994, due primarily to the impact of a 30 percent increase in potash sales volume ($39 million), mostly due to the acquisition of CCP in 1995 and increased potash export shipments, reflecting record purchases by China. Production costs were also lower ($21 million) and reflected increased production rates and lower water inflow control spending at the Company's Esterhazy, Saskatchewan potash mine. In addition, potash sales prices increased 3 percent as producer inventory levels were below normal which resulted in higher prices ($15 million).

   Selling, general and administrative expenses increased $30.2 million over 1994 primarily due to the acquisition of CCP, higher volume-related expenses, higher legal expenses and charges related to shifting the marketing and administrative functions of Phosphate
Chemicals Export Association to its member companies.

   Other operating income and expense, net, in 1995, included $5.0 million ($3.1 million net of minority interest) from the sale of land in Florida and $3.0 million from the amortization of a deferred gain resulting from the exchange of the Company's phosphate business in 1994 for a 56.5 percent interest in IMC-Agrico. In 1994, other operating income and expense included $16.0 million (including $12.7 million related to finished goods inventory) of such amortization.

   Equity in earnings of the Company's oil and gas joint venture, in 1994, included a charge of $20.3 million related to the write-down of the Company's investment in its oil and gas joint venture discussed in
Note 7 of Notes to Supplemental Consolidated Financial Statements.

   Interest charges in 1995 were $21.0 million lower than in 1994 as the Company purchased and retired a significant portion of its high-cost, long-term indebtedness throughout the year. Partially offsetting this decrease were higher interest charges resulting from long-term debt increases used to fund the acquisition of CCP and other acquisitions of the Company.

   Income taxes in 1994 included a charge of $4.5 million for an adjustment to the Company's net deferred tax liability for the effect of changes in U.S. corporate tax rates previously discussed.


   Year ended June 30, 1994 vs. year ended June 30, 1993

   IMC's results of operations for the year ended June 30, 1994 showed a significant improvement over 1993. In fiscal 1994, earnings totaled $19.2 million, or $.23 per share. This compared to a net loss of $127.0 million, or $1.67 per share, in 1993.

   In 1994, earnings included an extraordinary charge of $25.2 million, or $.31 per share, related to the early extinguishment of debt; a charge of $20.3 million, $12.4 million after taxes, or $.15 per share, related to the write-down of the Company's investment in an oil and gas joint venture; and a charge of $4.5 million, or $.05 per share, for an adjustment to the Company's net deferred tax liability for the effect of changes in U.S. corporate tax rates. Partially offsetting these charges was a gain of $1.9 million, or $.02 per share, resulting from the sale by IMC-Agrico of its Florida cattle ranch (IMC-Agrico still retains the rights to phosphate rock reserves located on this property.)

   In 1993, the loss included a one-time charge of $47.1 million, or $.62 per share, for the cumulative effect on prior years of a change in accounting for postretirement benefits as a result of the adoption of SFAS No. 106 as of July 1, 1992; an extraordinary charge of $2.0 million, or $.03 per share, related to the early extinguishment of debt; a charge of $109.1 million, or $1.43 per share, from the settlement of litigation resulting from an explosion at a Sterlington, Louisiana, nitroparaffins plant managed by the Company; and a charge of $11.4 million, or $.15 per share, related to the settlement of an insurance claim receivable resulting from a water inflow at the Company's potash mines in Esterhazy, Saskatchewan.

   Net sales for the year ended June 30, 1994 totaled $2,125.3 million, an increase of $687.2 million or 48 percent over 1993 when sales were $1,438.1 million. Sales were higher primarily due to higher phosphate sales (due primarily to the formation of the joint venture partnership with FRP) and nitrogen-based sales, while potash sales remained relatively unchanged.

   Gross margins for the year ended June 30, 1994 increased $101.9 million or 36 percent over 1993, primarily due to higher margins for phosphates, a $81 million increase, and agricultural products & distribution, a $39 million increase. These margin increases were partially offset by $12 million of negative margins from sulphur operations and a $3 million decrease in potash margins.

   In 1994, phosphate margins increased over 1993, due primarily to a 92 percent increase in concentrated phosphate shipping volume resulting from the formation of the joint venture partnership between the Company and FRP on July 1, 1993. Also contributing to higher margins was a 16 percent increase in concentrated phosphate sales prices. Diammonium phosphate (DAP) sales realizations were, at year end, 50 percent higher than last year as DAP prices rose from a 20-year low of $100 per ton. Several factors contributed to this rise in prices. Domestic crop nutrient consumption increased 4 percent as farmers sought to recover from 1993's generally poor harvest due primarily to flooding in the Midwest. Internationally, China, a major concentrated phosphate customer, increased crop nutrient imports after a reduction in exchange rate subsidies resulted in a 50 percent drop in U.S. DAP imports in 1993. Also, the former Soviet Union reduced its exports of crop nutrient products dramatically over 1993 when, in an attempt to increase foreign exchange and hard currency reserves, it sold concentrated phosphates at below market price levels.

   Agricultural products & distribution margins in 1994 increased primarily as a result of a 25 percent increase in sales volume ($34 million), combined with an 8 percent increase in sales prices ($45 million). The increase in sales volume primarily reflected the impact of the Company's acquisition of three related farm service businesses (collectively, "Mid-Ohio") in April 1994, favorable spring weather conditions, an increase in the number of acres planted and an increase in crop nutrient application rates. The increase in sales volume in 1994 also reflected the impact of poor weather conditions in the 1993 period which negatively impacted sales volume in the comparison period. Partially offsetting the price and volume increases were higher production costs ($40 million) primarily due to higher raw material costs.

   Potash margins for 1994 decreased 2 percent from 1993, due primarily to the impact of a 5 percent decrease in potash sales prices ($18 million), partially offset by a 3 percent increase in potash sales volume ($4 million) and lower production costs ($11 million).

   Selling, general and administrative expenses increased $17.1 million over 1993 primarily due to the Company's Mid-Ohio acquisition, higher volume-related expenses and higher legal expenses.

   Other operating income and expense, net, in 1994, included $16.0 million from the amortization of a deferred gain resulting from the exchange of the Company's phosphate business for a 56.5 percent interest in IMC-Agrico and a gain of $5.5 million ($3.1 million net of minority interest) resulting from the sale by IMC-Agrico of its Florida cattle ranch. In 1993, other operating income and expense, net primarily consisted of a $32.4 million charge resulting from the settlement of an insurance claim receivable resulting from a water inflow at the Company's potash mines in Esterhazy, Saskatchewan.

   Equity in earnings of the Company's oil and gas joint venture, in 1994, included a charge of $20.3 million related to the write-down of the Company's investment in an oil and gas joint venture discussed above.

   Interest charges were $35.6 million higher than last year as a result of higher average debt balances and lower capitalized interest as the Company's Main Pass sulphur mine became operational in 1994.

   Income taxes in 1994 included a charge of $4.5 million for an adjustment to the Company's net deferred tax liability for the effect of changes in U.S. corporate tax rates previously discussed.


Capital Resources and Liquidity

   Working capital at June 30, 1995 was $461.5 million compared to $483.6 million at June 30, 1994. The decrease reflected higher current liabilities at June 30, 1995 and the sale of $50 million of receivable interests in October 1994 discussed in Note 8 of Notes to Supplemental Consolidated Financial Statements. The Company's working capital ratio at June 30, 1995 was 2.0 versus 2.3 at June 30, 1994. Debt to total capitalization improved to 45.0 percent at June 30, 1995 compared to
49.7 percent at June 30, 1994. The decrease was primarily due to increased earnings along with a reduction in indebtedness resulting from management's efforts to reduce a portion of its high-cost, long-term indebtedness, partially offset by an increase in indebtedness from the Company's acquisition of CCP.

   On February 28, 1996, the Company entered into an unsecured credit facility (the Credit Facility) with a group of banks. Under the terms of the Credit Facility, the Company and certain of its subsidiaries may borrow up to $450 million under a revolving credit facility which matures on March 1, 1999 and $50 million under a long-term credit facility which matures March 2, 2001. At March 1, 1996, the Company and its subsidiaries had borrowed $26 million under the revolving credit facility and $50 million under the long-term facility.

   Simultaneously with the execution of the Credit Facility, the Company and one of its subsidiaries refinanced unsecured term loans of Vigoro and one of its subsidiaries. The new $120 million unsecured term loans (the Term Loans) bear interest at rates between 7.37 percent and 7.43 percent and mature at various times between 2000 and 2005.

   IMC-Agrico also has an agreement with a group of banks to provide it with a $75 million unsecured revolving credit facility (the Partnership Working Capital Facility) initially until February 1997. At June 30, 1995, $12.5 million was drawn down in the form of letters of credit. There were no other borrowings under this agreement at June 30, 1995.

   The Credit Facility and Term Loans contain customary negative covenants and financial ratios and other tests which must be met with respect to interest coverage, tangible net worth and leverage. The Partnership Working Capital Facility contains financial ratios and tests with respect to fixed charge coverage, current ratio and minimum net partners' capital requirements. The Partnership Working Capital Facility also places limitations on indebtedness of IMC-Agrico and restricts the ability of IMC-Agrico to make cash distributions in excess of Distributable Cash (as defined). In addition, pursuant to the Partnership Agreement, IMC-Agrico is required to obtain the approval of the Policy Committee of IMC-Agrico (which consists of two representatives from each of the Company and FRP) prior to incurring more than an aggregate of $5 million (adjusted annually for inflation) in indebtedness (excluding indebtedness under the Partnership Working Capital Facility).

   In December 1994, Vigoro amended and restated its revolving credit agreement (Vigoro Credit Agreement) to: (i) include a new non-revolving credit facility, $121.1 million of which was used to fund the acquisition of CCP; and (ii) increase the line of credit available to Vigoro to $255 million. The Vigoro Credit Agreement was terminated at the time the Company entered into the Credit Facility.

   At June 30, 1995, IMC had an unsecured revolving credit facility (the Working Capital Facility) under which IMC could borrow up to $100 million for general corporate purposes until June 30, 1996. The Working Capital Facility was also terminated at the time the Company entered into the Credit Facility.

   In October 1994, IMC-Agrico entered into a one-year agreement with a financial institution to sell, on an ongoing basis, an undivided percentage interest in a designated pool of receivables in an amount not to exceed $75 million. At June 30, 1995, IMC-Agrico had sold $50 million of such receivable interests. The Company's portion of the proceeds from the initial sale of receivable interests ($32.5 million) was used primarily to retire long-term debt. In October 1995, this agreement was renewed for an additional one-year period and the limit on the designated pool of receivables was reduced to $65 million.

   The Company periodically enters into DAP futures contracts and options to purchase natural gas to manage its exposure to price fluctuations. The Company also has entered into forward exchange contracts to hedge the effect of Canadian dollar exchange rate changes on a portion of identifiable foreign currency exposures from operations. Net hedging gains and losses are recognized as a part of the transactions hedged and were not significant in 1995. The Company monitors its market risk on an ongoing basis and considers its risk to be minimal.

   The Company estimates that its capital expenditures for 1996 will total approximately $186 million (including $70 million by IMC-Agrico and $22 million relating to environmental matters). The Company expects to finance these expenditures (including its portion of IMC-Agrico's capital expenditures) from operations. Pursuant to the Partnership Agreement, IMC-Agrico is required to obtain the approval of the Policy Committee of IMC-Agrico prior to making capital expenditures in any fiscal year in excess of $5 million (adjusted annually for inflation) for expansion of its business. In the event that the Policy Committee fails to approve future capital expenditures, IMC-Agrico's ability to expand its business could be adversely affected. See "Environmental Matters" for a discussion of environmental capital expenditures.

   Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located in Esterhazy, Saskatchewan. As a result, the Company has suffered losses and has been forced to undertake substantial remedial efforts to stop the flooding. The Company's share of expenditures for ongoing remedial efforts totaled $14 million in 1995 and is expected to total approximately $15 million in 1996.

   The Company has significantly reduced the water inflow since the initial discovery and has been able to meet all sales obligations and requirements from production at the mines. Despite the relative success of such measures, there can be no assurance that the amounts required for remedial efforts in future years will not increase or that inflows will not increase to a level which would cause the Company to abandon the mines. There can be no assurance that such action would not have a material adverse effect on the Company. However, the long-term outlook of the water inflow has caused the Company to consider alternatives to its current mining operations and studies are under way in this regard. Any solution to the water inflow situation at the mines could result in substantial capital expenditures and/or charges to operations. As is common in the industry, the Company does not presently have in place, nor can it reasonably obtain, any insurance to cover damage to its underground potash operations.

   In July 1994, IMC-Agrico entered into an option agreement with Mississippi Chemical Corporation (MCC) to purchase 9,472 acres of land in Florida (the Property). The Property, along with 2,508 acres of land previously purchased from MCC (the Adjacent Property), contains approximately 87.5 million tons of phosphate rock reserves. The option period began July 16, 1994 and will expire January 16, 1998. During this time, IMC-Agrico may exercise its option to purchase the Property or it may continue to make annual payments ranging from $1.0 million to $3.0 million to keep the option in effect. If IMC-Agrico exercises its option prior to its expiration, the purchase price will be financed by MCC over a six-year term at interest rates approximating IMC-Agrico's borrowing rate. If IMC-Agrico fails to make an option payment during the option period or fails to exercise its option by January 16, 1998, MCC has the right to sell the Property to IMC-Agrico , and IMC-Agrico will be obligated to purchase the property for a specified amount. If the option to purchase the Property is not exercised by IMC-Agrico and MCC does not exercise its right to sell the Property to IMC-Agrico, MCC has the right to purchase the Adjacent Property from IMC-Agrico for a specified amount. In fiscal 1995, IMC-Agrico paid $3.0 million to keep the option in effect.

   During fiscal 1995, the Company utilized $558.2 million of cash from operations to distribute $228.1 million of cash sharing distributions to FRP, $182.0 million to purchase and retire portions of the Company's outstanding indebtedness and $114.9 million to fund capital expenditures. Also in fiscal 1995, the Company acquired the assets and businesses of CCP along with certain other businesses for $142.4 million, funded primarily from borrowings under the Vigoro Credit Agreement.

   In April 1993, the Company's Board of Directors reduced cash dividend payments on its common stock in light of financial demands of litigation arising out of an explosion at a nitroparaffins plant operated by the Company in Sterlington, Louisiana, and weakness in concentrated phosphate prices. Although dividend payments have since increased, any future cash dividends will be at the discretion of the Company's Board of Directors and will be dependent on the Company's results of operations and financial condition.

   The Company does not consider the impact of inflation to be significant in the business in which it operates.


Joint Venture Partnership

   On July 1, 1993, IMC and FRP contributed their respective phosphate businesses, including the mining and sale of phosphate rock and the production, distribution and sale of concentrated phosphates, uranium oxide and related products, to a joint venture partnership in return for a 56.5 percent and 43.5 percent economic interest, respectively, in IMC-Agrico, over the term of the partnership. IMC-Agrico is governed by a Policy Committee which has equal representation from each company and is being operated by an affiliate of the Company. The Partnership Agreement contains a cash sharing arrangement under which Distributable Cash, as defined in the agreement, was shared at a ratio of 45.0 percent and 55.0 percent in 1995 to IMC and FRP, respectively.

   On January 23, 1996, IMC and FRP entered into certain amendments to the Partnership Agreement in part to reflect possible changes in the nature of the business of the Company resulting from the Vigoro merger. These amendments provide for (i) a shift of 0.85 percent of Distributable Cash interest of IMC-Agrico from the Company to FRP beginning March 1, 1996, (ii) changes to certain IMC-Agrico governance procedures, including the establishment of a new office of President for IMC-Agrico, who is appointed by the Company subject to the approval of the Policy Committee, and a related clarification of management and reporting responsibilities, (iii) the modification of certain product pricing and sourcing provisions with respect to transactions between IMC-Agrico and affiliates of the Company, including the FARMARKET network of Vigoro and (iv) the establishment of criteria under which certain acquisitions by the Company's Rainbow Division or FARMARKET network would not be required to be offered to IMC-Agrico.

   If the shift of Distributable Cash from IMC to FRP contemplated by the amendments to the Partnership Agreement had been effective as of July 1, 1994, Distributable Cash to FRP for the fiscal year ended June 30, 1995 (which aggregated $254.9 million) would have increased by $4.0 million.

   Cash sharing percentages will be adjusted until 1998, when the sharing ratios will be fixed at 58.5 percent and 41.5 percent to IMC and FRP, respectively.


Sulphur and Oil & Natural Gas Ventures

   The Company has a 25 percent interest in the Main Pass 299 sulphur mine located in the Gulf of Mexico. In fiscal 1995, FRP, the joint venture operator, produced sulphur at levels which averaged 6,263 long tons per day or 2.3 million long tons per year. This production level exceeded the plant's designed operating rate of 5,500 long tons per day. Using a hot-water injection process, Main Pass is one of the most thermally efficient sulphur mines ever operated. The Company's share of sulphur produced is used to satisfy a portion of the Company's obligations to supply sulphur to IMC-Agrico for the production of concentrated phosphates. At June 30, 1995, the underwater sulphur deposit contained an estimated 69.2 million long tons of recoverable sulphur, or 17.3 million long tons net to the Company, before royalties.

   Oil and gas reserves which are located in the same immediate area are also being developed. At June 30, 1995, the field contained proved and probable reserves of 3.2 million barrels of oil. All gas production is consumed internally in heating water for extraction of sulphur.


Environmental Matters

General
- -------
   In the normal course of its business, the Company mines phosphate and potash, manufactures and blends crop nutrients, and blends pesticides and related products. These operations are subject to federal, state, provincial and local environmental, health and safety laws in the United States and Canada, including laws related to air and water quality, handling of hazardous and solid wastes, chemical management and land reclamation. The Company has expended substantial resources, both financial and managerial, to comply with environmental regulations and permitting and reclamation requirements, and anticipates that it will continue to do so in the future.
Additionally, although the Company believes that its operations generally are in compliance with environmental standards, there can be no assurance that costs, penalties, or liabilities will not be incurred. The Company does not believe that its expenditures for environmental compliance have had a material adverse effect on its operations or financial condition.

   In fiscal year 1995, environmental capital expenditures totaled approximately $8.8 million, and were primarily related to air emissions control, wastewater treatment and control, and solid waste disposal. Additional expenditures for land reclamation activities totaled $14.5 million. For fiscal year 1996, the Company expects environmental capital expenditures to be approximately $22.0 million and expenditures for land reclamation activities to be approximately $18.0 million; however, no assurance can be given that greater environmental expenditures will not be required.

   Environmental laws and regulations in the United States and Canada have changed substantially and rapidly in recent years, and the Company anticipates that these changes will continue. It is the Company's policy to comply with all applicable environmental, health and safety laws and regulations. When regulations implementing a statute have not been finalized or when final regulations are subject to varying and conflicting interpretations, it is difficult to estimate future compliance costs. Nevertheless, because new environmental standards generally are more restrictive than current requirements, the costs of complying with such regulations likely will increase.

Permitting
- ----------
   The Company holds numerous environmental and other permits for operations at each of its facilities. If a government agency were to deny a permit application or permit renewal, or revoke or substantially modify an existing permit, such agency action could have a material adverse effect on the Company's ability to continue operations at the affected facility. Expansion of Company operations also is predicated upon securing the necessary environmental and other permits.

Air Quality
- -----------
   The 1990 Amendments to the Clean Air Act require certain sources to control their emissions of hazardous air pollutants. By the year 2000, the United States Environmental Protection Agency will have promulgated control standards applicable to certain of the Company's operations, and capital expenditures may be necessary to meet these standards. Because the regulatory requirements have not been finalized, the Company cannot estimate the extent of these expenditures.

Management of Residual Materials
- --------------------------------
   The mining and processing of potash and phosphate produce tailings or other residual materials that must be managed. Phosphate residuals consisting primarily of phosphogypsum typically are stored in phosphogypsum stack systems. Potash producers generally store tailings, which contain primarily sodium chloride, iron and clay, in surface disposal sites. Recently, a process was developed whereby the Company returns potash tailings, produced in its solution mining process, to mined-out underground shafts, which minimizes surface disposal sites. The Company has incurred and will continue to incur significant costs to manage such residual materials in accordance with environmental laws, regulations, and permit requirements. The magnitude of future management costs is difficult to estimate and there can be no assurances that such costs will not have a material adverse effect on the Company.

   In 1994, the Saskatchewan Department of Environmental and Resource Management (the Department) published regulations requiring each potash mine operator to submit a facility decommissioning and reclamation plan for approval and to provide assurances that the plan will be carried out. The plan and related assurances would cover all mining facilities including surface disposal sites for potash tailings. The Company expects that the filing of the plan will be required during 1996; however, implementation of the plan probably will be deferred until an affected facility is closed (which is not anticipated at any time in the foreseeable future). At the Company's Kalium mining operations, the solution mining process can be adapted to return tailings now stored above ground to previously mined locations, at relatively low cost. However, at the Company's Esterhazy and CCP mining operations, shaft mining methods are utilized and, as a result, the cost to eliminate the surface tailings and to comply with requirements such as those contained in the regulations may be greater. The Company believes that until the plans have been prepared and the responses received from the Department, the Company, like all members of the Saskatchewan potash industry, will be unable to predict with certainty the financial impact of the proposed regulation on the Company.

   With regard to phosphate processing, Florida law may require IMC-Agrico to close one or more of its unlined phosphogypsum stacks and/or associated cooling ponds after March 25, 2001, if the stack system is causing a violation of Florida's water quality standards. IMC-Agrico cannot predict at this time whether Florida will require closure of any of its stack systems; however, the cost of closure and replacement facilities could be significant.

   In June 1994 during a routine inspection, IMC-Agrico discovered a deep, cylindrical hole (caused by a sinkhole) in the north gypsum stack at its New Wales, Florida concentrated phosphate production facility. The Florida Department of Environmental Protection (FDEP) was notified and approved IMC-Agrico's plan to plug the sinkhole by grouting, at a cost of $ 6.8 million. After grouting, IMC-Agrico filled the hole with gypsum slurry. FDEP also required IMC-Agrico to continue monitoring groundwater quality. Samples from the plant production well confirm that the sinkhole has been plugged. Monitoring data also confirm that all groundwater constituents attributable to the sinkhole have been contained within IMC-Agrico's property. Based on discussions with state officials, IMC-Agrico may be required to close this gypsum stack, possibly beginning July 1, 1998. The estimated cost of closure is $2.5 million, net of recorded accruals.

   IMC-Agrico continues to address elevated sulfate levels in groundwater at its New Wales, Florida facility. In 1992, elevated sulfate levels were detected in groundwater beneath the cooling pond. In response, the Central Florida Regional Planning Council required IMC-Agrico to plug former recharge wells (believed to be the source of the elevated sulfate levels) and either to show, by September 1997, that groundwater sulfate levels have returned to acceptable levels or to line or relocate the cooling pond. Monitoring data gathered between July 1993 and June 1994 evidenced a consistent downward trend in the sulfate levels; however, when the hole in the gypsum stack, discussed above, was discovered, sulfate levels increased sharply. After the hole was grouted, sulfate levels again trended downward. If the downward trend continues, IMC-Agrico likely will meet the 1997 deadline. If sulfate levels do not reach acceptable levels, IMC-Agrico will request an extension of the 1997 deadline. The estimated cost to line or relocate the cooling pond would be between $35 million and $68 million.

Water Management
- ----------------
   Two earthen dams used to contain mining water from IMC-Agrico's phosphate rock mining facilities in Florida were breached during calendar year 1994. The appropriate governmental agencies were notified and corrective measures promptly were implemented. Property damage to neighbors has been estimated to be no more than $1.5 million; IMC-Agrico's insurers covered some of this amount. The state issued a notice of violations to IMC-Agrico for each breach, and, based on current negotiations, potential penalties are not expected to be material.

Superfund
- ---------
   The Comprehensive Environmental Response Compensation Liability Act (CERCLA), also known as "Superfund," imposes liability without regard to fault or to the legality of a party's conduct, on certain categories of persons that are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved in or concluding involvement at a number of Superfund sites. With possible exceptions, discussed below, at none of these sites alone, nor in the aggregate, is the Company's liability currently expected to be material. As more information is obtained regarding the sites and the potentially responsible parties (PRPs) involved, this expectation may change.

   At the Old Marsh Aviation Site, Arizona, the lack of information regarding the Company's level of involvement, if any, makes it very difficult to estimate the Company's share of the investigative and cleanup costs. A third-party plaintiff has brought a contribution action against approximately 60 PRPs, including the Company, to allocate among them the $11.5 million spent by Goodyear to clean up the Old Marsh Site. [Goodyear Farms, Inc., et al. v. Estrella Flying Service, Inc., et al., No. Civ 94-1608PHXPGR (D.C. Ariz)]. In 1995, the Company received a vague and ambiguous summons and third-party complaint in this case which was dismissed. The plaintiff has recently served another complaint which alleges that the Company "arranged for the aerial application of chemicals from the site" and is, therefore, an owner/operator of the facility. The Company is currently evaluating its response to the complaint.

   IMC-Agrico is one of 70 PRPs participating in investigation of the Petroleum Products Site. To date, the PRP group has spent approximately $2.7 million to address waste oil remaining on site, and expects to spend up to $6.0 million on these activities. Remedial cost estimates to clean up on-site soils and structures range from $2.0 million to $40.0 million. Cost estimates have not yet been developed for groundwater remediation. IMC-Agrico tentatively has been allocated 20,774 gallons of waste oil based on ledger entries, which places IMC-Agrico 27th on the list of 70 members within the PRP group. The group also has identified approximately 1,000 additional PRPs. Because investigation of the site is incomplete and the required remedy has not been selected, a reliable estimate of cleanup costs, and IMC-Agrico's contribution to those costs, cannot be made at this time.
INDEX TO FINANCIAL STATEMENTS

                                                            Page

Report of Independent Auditors                               22

Supplemental Consolidated Statement of Operations for the
 three fiscal years ended June 30, 1995                      23

Supplemental Consolidated Balance Sheet at June 30,
 1995 and 1994                                               24

Supplemental Consolidated Statement of Cash Flows for
 the three fiscal years ended June 30, 1995                  25

Supplemental Consolidated Statement of Changes in
 Stockholders' Equity for the three fiscal years ended
 June 30, 1995                                               26

Notes to Supplemental Consolidated Financial Statements      27

Quarterly Results (Unaudited)                                48
                    Report of Independent Auditors


To the Board of Directors and Stockholders of IMC Global Inc.

We have audited the supplemental consolidated balance sheet of IMC Global Inc. (formed as a result of the consolidation of IMC Global Inc. and The Vigoro Corporation) as of June 30, 1995 and 1994 and the related supplemental consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended June 30, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of IMC Global Inc. and The Vigoro Corporation on March 1,1996, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of IMC Global Inc. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of The Vigoro Corporation which statements reflect total assets constituting 24% for 1995 and 18% for 1994 of the related supplemental consolidated financial statement totals, and which reflect net sales constituting approximately 34% of the related supplemental consolidated financial statement totals for the three year period ended June 30, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for The Vigoro Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. at June 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, after giving retroactive effect to the merger of The Vigoro Corporation, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

As discussed in the notes to supplemental consolidated financial statements, the Company changed its method of accounting for postemployment benefits in 1995.

                                                      Ernst & Young LLP

Chicago, Illinois
March 1, 1996
IMC GLOBAL INC.
SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
(In millions except per share amounts)

                                                  Years ended June 30,
                                         1995       1994       1993
- ----------------------------------------------------------------------
Net sales                              $2,736.1   $2,125.3   $1,438.1
Cost of goods sold                      2,046.1    1,742.6    1,157.3
                                       --------   --------   --------
 Gross margins                            690.0      382.7      280.8
Selling, general and administrative
 expenses                                 196.0      165.8      148.7
Sterlington litigation settlement, net                          169.1
Other operating (income) and expense,
 net                                       (9.1)     (27.7)      25.1
                                       --------   --------   --------
 Operating earnings (loss)                503.1      244.6      (62.1)

Equity in (earnings) loss of oil and
 gas joint venture                         (3.1)      20.0       (3.3)
Interest earned and other non-operating
 (income) and expense, net                 (3.2)      (1.4)       2.6
Interest charges                           70.2       91.2       55.6
                                       --------   --------   --------
Earnings (loss) before minority interest
 and items noted below                    439.2      134.8     (117.0)
Minority interest                         130.4       55.6
                                       --------   --------   --------
Earnings (loss) before items noted
 below                                    308.8       79.2     (117.0)
Provision (credit) for income taxes       115.5       34.8      (39.1)
                                       --------   --------   --------
Earnings (loss) before extraordinary
 item and cumulative effect of
 accounting changes                       193.3       44.4      (77.9)
Extraordinary loss - debt retirement       (6.5)     (25.2)      (2.0)
Cumulative effect on prior years of
 changes in accounting for post-
 employment benefits in 1995 and
 postretirement benefits other than
 pensions in 1993                          (5.9)                (47.1)
                                       --------   --------   --------
 Net earnings (loss)                   $  180.9   $   19.2   $ (127.0)
                                       ========   ========   ========

Earnings (loss) per share:
 Earnings (loss) before extra-
  ordinary item and  cumulative
  effect of accounting changes         $   2.12   $    .54   $  (1.02)
 Extraordinary loss - debt retirement      (.07)      (.31)      (.03)
 Cumulative effect of  accounting
  changes                                  (.06)                 (.62)
                                       --------   --------   --------
   Net earnings (loss)                 $   1.99   $    .23   $  (1.67)
                                       ========   ========   ========
Weighted average number of shares and
 equivalent shares outstanding             91.0       82.3       76.3


     (See Notes to Supplemental Consolidated Financial Statements)
IMC GLOBAL INC.
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
(Dollars in millions except per share amounts)


                                                     At June 30,
Assets                                            1995         1994
- ----------------------------------------------------------------------
Current assets:
Cash and cash equivalents                      $  203.7      $  175.6
Receivables, net                                  236.5         274.3
Inventories
 Products (principally finished)                  274.7         240.4
 Operating materials and supplies                 118.2         106.6
                                                --------     --------
                                                  392.9         347.0
Deferred income taxes                              79.5          52.1
Other current assets                               13.6           6.6
                                                --------     --------
 Total current assets                             926.2         855.6
Property, plant and equipment                   3,971.3       3,754.6
Accumulated depreciation and depletion         (1,714.1)     (1,575.1)
Net property, plant and equipment               2,257.2       2,179.5
Other assets                                      139.8         137.2
                                                --------     --------
Total assets                                   $3,323.2      $3,172.3
                                                ========     ========


Liabilities and Stockholders' Equity
- ----------------------------------------------------------------------
Current liabilities:
Accounts payable                               $  197.2      $  178.4
Accrued liabilities                               193.4         147.5
Short-term debt and current maturities of
 long-term debt                                    74.1          46.1
                                                --------     --------
 Total current liabilities                        464.7         372.0
Long-term debt, less current maturities           750.2         801.6
Deferred income taxes                             306.2         260.8
Other noncurrent liabilities                      284.1         275.3
Minority interest                                 510.2         606.3
Stockholders' equity:
Common stock, $1 par value, authorized 250,000,000
 shares; issued 96,408,200 and 96,011,235 shares
 in 1995 and 1994, respectively                    96.4          96.0
Capital in excess of par value                    782.6         777.2
Retained earnings                                 246.1          90.2
Treasury stock, at cost, 5,552,840 and 5,540,518
 shares in 1995 and 1994, respectively           (107.4)       (107.1)
Foreign currency translation adjustment            (9.9)
                                                --------     --------
 Total stockholders' equity                     1,007.8         856.3
                                                --------     --------
Total liabilities and stockholders' equity     $3,323.2      $3,172.3
                                                ========     ========





     (See Notes to Supplemental Consolidated Financial Statements)
IMC GLOBAL INC.
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

                                              Years ended June 30,
                                           1995       1994      1993
- ----------------------------------------------------------------------
Cash Flows from Operating Activities
- ------------------------------------
 Net earnings (loss)                      $ 180.9   $  19.2   $(127.0)
 Adjustments to reconcile net earnings
  (loss) to net cash provided by operating
  activities:
   Depreciation, depletion and
    amortization                            166.4     147.1      85.6
   Minority interest                        130.4      55.6
   Deferred income taxes                     16.9      (4.5)    (79.0)
   Postemployment employee benefits           9.5
   Cash distributions in excess of equity
    in operating results
    of oil and gas joint venture (including
    a $20.3 write-down in 1994)               4.7      36.1      18.6
   Postretirement employee benefits                     8.4      82.8
   Sterlington litigation settlement                  (80.0)     80.0
   Loss on insurance claim settlement                            11.4
   Other charges and credits, net           (19.2)    (77.4)      (.6)
   Changes in:
     Receivables, net                        49.3      60.7       1.7
     Inventories                            (27.7)     92.0      (7.1)
     Other current assets                      .3       9.3      (1.2)
     Accounts payable                        14.1     (81.8)       .5
     Accrued liabilities                     32.6     (19.0)      7.7
                                           -------   -------   -------
     Net cash provided by operating
      activities                            558.2     165.7      73.4
                                           -------   -------   -------

Cash Flows from Investing Activities
- ------------------------------------
 Acquisitions of businesses, net of
  cash acquired                            (142.4)
 Capital expenditures                      (114.9)    (76.0)   (137.1)
 Sales of property, plant and equipment      14.6      33.3       2.6
 Investment in oil and gas joint venture     (1.7)               (3.3)
                                           -------   -------   -------
   Net cash used in investing
    activities                             (244.4)    (42.7)   (137.8)
                                           -------   -------   -------
   Net cash provided (used) before
    financing activities                    313.8     123.0     (64.4)
                                           -------   -------   -------

Cash Flows from Financing Activities
- ------------------------------------
 Joint venture cash distributions to FRP   (228.1)   (146.8)
 Payments of long-term debt                (182.0)   (437.2)   (119.7)
 Proceeds from issuance of long-term
  debt, net                                 131.5     276.0     281.1
 Changes in short-term debt, net             17.5       2.9      14.4
 Cash dividends paid                        (24.6)    (14.2)    (30.7)
 Issuances of common stock from treasury              255.6
                                           -------   -------   -------
   Net cash (used in) provided by
    financing activities                   (285.7)    (63.7)    145.1
                                           -------   -------   -------

Net increase in cash and cash equivalents    28.1      59.3      80.7
Cash and cash equivalents - beginning
 of year                                    175.6     116.3      35.6
                                           -------   -------   -------
Cash and cash equivalents - end of year   $ 203.7   $ 175.6   $ 116.3
                                           =======   =======   =======

Supplemental cash flow disclosures:
 Interest paid                            $  70.6   $  86.9   $  84.3
 Income taxes paid, net of refunds        $  84.7   $  12.8   $  28.3







     (See Notes to Supplemental Consolidated Financial Statements)
IMC GLOBAL INC.
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (In millions except per share amounts)


                                                             Foreign
                              Capital                       Currency
                     Common  in Excess   Retained Treasury  Translation
                     Stock  of Par Value Earnings   Stock   Adjustment
- -----------------------------------------------------------------------
Balance at
 June 30, 1992      $  96.3   $ 812.6    $ 243.7   $(392.1)  $    .2

 Net loss                                 (127.0)
 Dividends ($.32
  per share)                               (31.1)
 Restricted stock
  awards                           .4                  (.6)
 Stock options
  exercised                        .1
 Foreign currency
  translation
  adjustment                                                     (.2)
                    -------    -------   -------   -------    -------
Balance at
 June 30, 1993         96.3     813.1       85.6    (392.7)      -

 Net earnings                               19.2
 Sale of common
  stock                         (34.1)               289.7
 Dividends ($.15
  per share)                               (14.6)
 Restricted stock
  awards                 .2       1.5                 (4.1)
 Stock options exer-
  cised and other       (.5)     (3.3)
                    -------    -------   -------   -------    -------
Balance at
 June 30, 1994         96.0     777.2       90.2    (107.1)      -

 Net earnings                              180.9
 Dividends ($.26 per
  share)                                   (25.0)
 Restricted stock
  awards                           .3
 Stock options exer-
  cised and other        .4       5.1                  (.3)
 Foreign currency
  translation
  adjustment                                                    (9.9)
                    -------    -------   -------   -------    -------
Balance at
 June 30, 1995      $  96.4   $ 782.6    $ 246.1   $(107.4)  $  (9.9)
                    =======    =======   =======   =======    =======





     (See Notes to Supplemental Consolidated Financial Statements)
IMC GLOBAL INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except as otherwise indicated)


1.  Business of the Company
    -----------------------
    IMC Global Inc., which operates in a single industry segment, is the parent corporation of several subsidiaries and joint venture operations which together comprise one of the world's leading producers of crop nutrients for the international agricultural community. The Company mines and processes potash in the United States and Canada and is a joint-venture partner in IMC-Agrico, the nation's leading producer, marketer and distributor of phosphate crop nutrients. The Company also markets and distributes crop nutrients and related products on a wholesale basis through independent dealers and cooperatives, and on a retail basis, through its farm service outlets. In addition, the Company sells potash and certain other products to industrial users in the United States and Canada. Through its interests in other joint ventures, the Company also produces sulphur and oil & natural gas. In October 1995, the Company acquired the animal feed ingredients business of Mallinckrodt Group Inc.


2.  Summary of Significant Accounting Policies
    ------------------------------------------

Basis of Presentation
- ---------------------
    The supplemental consolidated financial statements include the accounts of the Company and all subsidiaries which are more than 50 percent owned and controlled. The supplemental consolidated financial statements also include the accounts of IMC-Agrico, a joint venture partnership with FRP formed on July 1, 1993. In addition, the Company consolidates its proportionate share of the assets and liabilities of the Company's sulphur venture, while its 25 percent investment in its oil and natural gas venture is accounted for using the equity method. All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements of IMC and Vigoro have been reclassified for the combined presentation. The Company's fiscal year ends June 30.

Cash Equivalents
- ----------------
    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents which are reflected at their approximate fair value. The effect of foreign currency exchange rate fluctuations on the total cash and cash equivalents balance was not significant.

Concentration of Credit Risk
- ----------------------------
    The Company's customer base consists of many customers, both domestic and international. Domestically, the Company sells its products to farmers primarily in the Midwestern and Southeastern United States. Internationally, the Company's products are sold primarily through one Canadian and three U.S. export associations. Although the Company is affected by the economic well being of its customers, the Company does not believe it has any significant credit risks beyond normal risks inherent in the Company's receivables for which allowances have been provided for.

Inventories
- -----------
    Inventories are valued at the lower of cost or market (net realizable value). Cost for substantially all of the Company's inventories is calculated on a cumulative annual average cost basis. Cost for the remaining portion of inventories, primarily for products sold through the Company's retail farm service outlets, is determined using the first-in, first-out method.

Property, Plant and Equipment
- -----------------------------
    Property (including mineral deposits), plant and equipment are carried at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Expenditures for replacements and improvements are capitalized; maintenance and repair expenditures are charged to operations when incurred.

    Depreciation and depletion expenses for mining and production operations, including mineral interests, are determined using the unit-of-production method based on estimates of recoverable reserves. Other asset classes or groups are depreciated or amortized on a straight-line basis over their estimated useful lives.

Goodwill
- --------
    Goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies, is generally amortized using the straight-line method over periods not exceeding 40 years. At June 30, 1995 and 1994, goodwill, included in other assets in the Supplemental Consolidated Balance Sheet, totaled $32.9 million and $21.8 million, respectively.

Postemployment Benefits
- -----------------------
    The Company provides benefits such as workers' compensation and disabled employee medical care to certain former or inactive employees after employment but before retirement. Effective July 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires the Company to accrue the cost of providing such postemployment benefits when the event occurs giving rise to the obligation.

Accrued Environmental Costs
- ---------------------------
    The Company's activities include the mining of phosphate and potash, and the manufacturing and blending of crop nutrients, pesticides and related products. These operations are subject to extensive federal, state, provincial and local environmental regulations in the United States and Canada including laws related to air and water quality, handling of hazardous and solid wastes, chemical management and the restoration of lands disturbed by mining and production activities. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. As environmental laws and regulations change, revisions to current estimates are made.

Provincial Resource Taxes
- -------------------------
    The Company's Canadian potash mining operations are subject to certain royalty and production taxes (provincial resource taxes). These taxes are based on a number of factors related to the production and sale of potash. Accordingly, provincial resource taxes have been included in cost of goods sold in the Supplemental Consolidated Statement of Operations.

Derivatives
- -----------
    The Company periodically enters into DAP futures contracts and options to purchase natural gas to manage its exposure to price fluctuations. In addition, the Company has entered into forward exchange contracts to hedge the effect of Canadian dollar exchange rate changes on a portion of identifiable foreign currency exposures from operations. Net hedging gains and losses are recognized as a part of the transactions hedged and were not significant in the years ended June 30, 1995, 1994 and 1993. The Company monitors its market risk on an ongoing basis and considers its risk to be minimal.

Foreign Currencies
- ------------------
    The functional currency used by the Company in measuring the assets, liabilities and operations of one of its Canadian subsidiaries, International Minerals & Chemical (Canada) Global Ltd. (IMC Canada), is the U.S. dollar. Exchange gains and losses realized on foreign currency translation are recorded in other non-operating income and expense in the Company's Supplemental Consolidated Statement of Operations.

    Effective July 1, 1994, the functional currency of one of the Company's Canadian subsidiaries, Kalium Canada Ltd. (Kalium Canada), was changed to the Canadian dollar. The prospective change was made in accordance with the provisions of SFAS No. 52, "Foreign Currency Translation." In addition, in January 1995, the Company acquired CCP and designated the Canadian dollar as the functional currency to be used to measure the assets, liabilities and operations of this subsidiary. Accordingly, exchange gains and losses arising from translation are accumulated as a separate component of stockholders' equity.

    As of June 30, 1995, the Company's cumulative foreign currency translation adjustment resulted in a reduction of stockholders' equity of $9.9 million which was offset principally by a decrease to property, plant and equipment, net, and an increase in deferred income taxes.

    In accordance with the requirements of SFAS No. 52, on March 1, 1996, the Company determined the functional currency to be the Canadian dollar for all of its Canadian operations.

Earnings Per Share
- ------------------
    All share and per share information appearing in the supplemental consolidated financial statements and notes herein give effect to IMC's 2-for-1 stock split effected in the form of a 100 percent stock dividend which was distributed on November 30, 1995.

    Earnings per share are based on the weighted average number of shares and equivalent shares outstanding. Fully diluted earnings per share are not significantly different from primary earnings per share and, accordingly, are not presented.


3.  Merger and Acquisitions
    -----------------------
    On March 1, 1996, IMC issued 32.4 million shares of common stock to complete the previously announced merger with Vigoro. The Company used the pooling of interests method to account for this transaction and, accordingly, the Company's financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of Vigoro. These supplemental consolidated financial statements, giving retroactive effect to the merger with Vigoro, will become the Company's historical financial statements upon the filing of its quarterly financial statements for the period ended March 31, 1996.

    Operating results of IMC and Vigoro for the three years ended June 30, 1995, prior to restatement were:

                                        Year ended June 30,
                                 1995           1994           1993
                              ----------     ----------     ----------

IMC
 Net sales                     $1,924.0       $1,441.5        $  897.1
 Extraordinary item                (6.5)         (25.2)
 Accounting changes                (5.9)                         (47.1)
 Net earnings (loss)              114.7          (28.8)         (167.1)

Vigoro
 Net sales                     $  871.4       $  719.6        $  571.3
 Extraordinary item                                               (2.0)
 Net earnings                      66.2           48.0            40.1

Intercompany sales elimination $  (59.3)      $  (35.8)       $  (30.3)

Combined
 Net sales                     $2,736.1       $2,125.3        $1,438.1
 Extraordinary item                (6.5)         (25.2)           (2.0)
 Accounting changes                (5.9)                         (47.1)
 Net earnings (loss)              180.9           19.2          (127.0)

    In January 1995, the Company acquired substantially all of the assets of CCP for $121.1 million, plus $16.2 million for working capital. The Company used proceeds borrowed under a newly created acquisition credit facility to finance the purchase price, while using cash on hand to acquire the working capital. The CCP potash mine, located in Colonsay, Saskatchewan, utilizes shaft mining technology and has a current annual capacity of 1.5 million tons and estimated recoverable reserves of 120 years at current production levels.

    On October 16, 1995, the Company acquired the animal feed ingredients business (Feed Ingredients) of Mallinckrodt Group Inc. and subsequently contributed the business to IMC-Agrico. The Company's portion of the purchase price was $67.5 million and was paid out of operating cash. The acquisition was accounted for under the purchase method of accounting.


4.  Joint Venture Partnership
    -------------------------
    On July 1, 1993, IMC and FRP entered into a joint venture partnership in which both companies contributed their respective phosphate businesses to create IMC-Agrico, a Delaware general partnership, in return for a 56.5 percent and a 43.5 percent economic interest, respectively, in IMC-Agrico. The activities of IMC-Agrico, which is operated by the Company, include the mining and sale of phosphate rock, and the production, distribution and sale of concentrated phosphates, uranium oxide and related products.

    For financial reporting purposes, the acquisition of 56.5 percent of FRP's phosphate business net assets is being accounted for as a purchase and resulted in a deferred gain which is recognized in the Supplemental Consolidated Statement of Operations as the related FRP assets are being used in operations, generally over 20 years. Other operating income and expense, net included $3.0 million from the amortization of such gain for the year ended June 30, 1995 versus $16.0 million (including $12.7 million related to finished goods inventory) in 1994. FRP's 43.5 percent interest in IMC-Agrico has been reported as minority interest on the Company's Supplemental Consolidated Balance Sheet; and the earnings therefrom have been reported as minority interest on the Company's Supplemental Consolidated Statement of Operations.

    IMC-Agrico makes cash distributions to each partner based on formulas and sharing ratios as defined in the Partnership Agreement. For the year ended June 30, 1995, the total amount of Distributable Cash generated by IMC-Agrico was $467.4 million, of which $254.9 million was distributed to FRP, including $49.0 million distributed in August 1995.

    On January 23, 1996, the Company and FRP entered into certain amendments to the Partnership Agreement. Effective March 1, 1996, there will be a shift of 0.85 percent of Distributable Cash interest of IMC-Agrico from the Company to FRP. If the shift of Distributable Cash from the Company to FRP contemplated by the amendments to the IMC-Agrico Partnership Agreement had been effective as of July 1, 1994, cash distributions to FRP for the fiscal year ended June 30, 1995 would have increased by $4.0 million.


5.  Sterlington Litigation
    ----------------------
    Operating earnings for the year ended June 30, 1993 included a charge of $169.1 million, net of insurance recoveries and legal fees, which reflected settlement of a lawsuit for damages arising out of an explosion at a nitroparaffins plant in Sterlington, Louisiana. The Company is defending other lawsuits for property damage and personal injury arising out of this explosion and has established a reserve to cover the estimated cost of resolving the remaining lawsuits. See Note 21 for further discussion of this litigation.


6.  Other Non-Recurring Operating Items
    -----------------------------------
    In addition to the amortization of the deferred gain discussed in
Note 4, operating earnings, in 1995, included provisions totaling $10.3 million ($5.8 million net of minority interest) for remediation costs associated with a sinkhole beneath a phosphogypsum storage stack at IMC-Agrico's concentrated phosphate production facility in Florida and repair and cleanup costs related to earthen dam breaches at IMC-Agrico's Payne Creek and Hopewell phosphate mining facilities in Florida. These charges were partially offset by a gain of $5.0 million from the sale of land in Florida. In 1994, operating earnings included a gain of $7.6 million from the sale of 18 FARMARKETs and three satellite locations and a gain of $5.5 million ($3.1 million net of minority interest) from IMC-Agrico's sale of its Florida cattle ranch. These gains were partially offset by a charge of $5.6 million which consisted principally of a provision to adjust the carrying values of certain investments of the Company's FARMARKETs in Florida to estimated net realizable values. In 1993, operating earnings included charges of $32.4 million from the settlement of a claim relating to losses arising out of a water inflow at one of the Company's potash mines in Canada and $3.0 million from the settlement of an environmental issue. 1993 also included a gain of $8.1 million from the resolution of a contract dispute with a major uranium customer.


7.  Write-Down of Investment in Oil and Gas Joint Venture
    -----------------------------------------------------
    The Company's investment in its oil and gas joint venture is subject to a quarterly ceiling limitation test based on a computed value of the Company's share of future net revenues from proved reserves using current prices. Due to the low price of crude oil at December 31, 1993, the Company was required to reduce the carrying value of its investment in its oil and gas joint venture. As a result, the Company recorded a charge of $20.3 million in fiscal 1994 to reflect this reduction.


8.  Receivables, Net
    ----------------
    Accounts receivable at June 30 were as follows:
                                             1995          1994
                                            ------        ------
       Trade accounts                       $259.9         $251.6
       Non-trade receivables                  33.1           28.3
                                            ------         ------
                                             293.0          279.9
       Less:
        Allowances                             6.5            5.6
        Receivable interests sold             50.0
                                            ------         ------
                                            $236.5         $274.3
                                            ------         ------

    The carrying value of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

    In October 1994, IMC-Agrico entered into a one-year agreement with a financial institution to sell, on an ongoing basis, an undivided percentage interest in a designated pool of receivables, subject to limited recourse provisions, in an amount not to exceed $75 million. In October 1995, this agreement was renewed for an additional one-year period and the limit on the designated pool of receivables was reduced to $65 million. Related costs, charged to interest earned and other non-operating income and expense, totaled $2.5 million in 1995. The Company's portion of the proceeds from the initial sale of receivable interests ($32.5 million) was used primarily to retire long-term debt.


9.  Property, Plant and Equipment
    -----------------------------
    The Company's investment in property, plant and equipment (at cost) at June 30 is summarized as follows:
                                            1995           1994
                                          --------       --------
       Land                               $   96.2       $   94.1
       Mineral properties and rights         656.9          581.2
       Buildings and leasehold improvements  459.9          438.8
       Machinery and equipment             2,668.2        2,584.9
       Construction in progress               90.1           55.6
                                          --------       --------
                                           3,971.3        3,754.6
       Accumulated depreciation and
        depletion                          1,714.1        1,575.1
                                          --------       --------
       Net property, plant and equipment  $2,257.2       $2,179.5
                                          ========       ========


10. Accrued Liabilities
    -------------------
    Accrued liabilities at June 30 were as follows:

                                             1995          1994
                                            ------        ------
       Salaries, wages and bonuses          $ 40.4         $ 29.9
       Income taxes                           35.0           22.1
       Taxes other than income taxes          33.2           19.3
       Environmental                          21.1           16.2
       Interest                                9.8           10.3
       Other                                  53.9           49.7
                                            ------         ------
                                            $193.4         $147.5


11. Vigoro Refinancing
    ------------------
    In August 1993, Vigoro refinanced a portion of its existing short-term and long-term debt to provide it with additional financial flexibility and to take advantage of favorable interest rates in the long-term debt market (Vigoro Refinancing). As part of the Vigoro Refinancing, Vigoro entered into a new, unsecured $200.0 million revolving credit agreement with a syndicate of commercial banks. The Vigoro Credit Agreement replaced secured and unsecured credit facilities previously available to Vigoro's subsidiaries.

    Also as part of the Vigoro Refinancing, Vigoro entered into unsecured term loans of $72.0 million. These term loans were used to refinance secured and unsecured indebtedness. In addition, Vigoro entered into a private shelf facility for $68.0 million, of which $18.0 million was drawn down at June 30, 1995. These unsecured term loans bear interest at approximately 6.7 percent and will mature at various times from 2002 to 2005.

    In connection with the Vigoro Refinancing, the Company recorded an extraordinary loss of $1.4 million, net of taxes, in 1993 for redemption premium incurred and write-off of previously deferred finance charges.

    In December 1994, Vigoro amended and restated the Vigoro Credit Agreement to: (i) include a new non-revolving facility, $121.1 million of which was used to fund the acquisition of CCP discussed in Note 3; and (ii) increase the line of credit available to Vigoro to $255.0 million.

    In July 1995, Vigoro borrowed $30.0 million on a long-term basis at a fixed rate of 6.64 percent under the remaining uncommitted $50.0 million shelf facility. The borrowing refinanced variable rate debt at comparable, but floating, interest rates.


12. Long-Term Debt
    --------------
    Long-term debt at June 30 consisted of the following:

                                                1995         1994
                                              -------       -------
    Revolving credit facility, variable rate   $131.8        $ 10.5
    Term loans, maturing through 2005            90.0          90.0
    9.25% Senior notes, due 2000                 61.6         111.2
    10.125% Senior notes, due 2001               60.4         116.5
    10.75% Senior notes, due 2003                54.3         113.6
    6.25% Convertible subordinated notes,
     due 2001                                   115.0         115.0
    9.45% Senior debentures, due 2011           100.0         100.0
    7.525% Industrial revenue bonds, due 2015    75.0          75.0
    7.7% Industrial revenue bonds, due 2022      26.8          25.6
    Other debt                                   44.3          45.9
                                               ------        ------
                                                759.2         803.3
       Less current maturities                    9.0           1.7
                                               ------        ------
                                               $750.2        $801.6
                                               ======        ======

    On June 30, 1995, the estimated fair value of long-term debt described above was approximately the same as the carrying amount of such debt on the Supplemental Consolidated Balance Sheet. The fair value was calculated in accordance with the requirements of SFAS No. 107 "Disclosures of Fair Value of Financial Instruments" and was estimated by discounting the future cash flows using rates currently available to the Company for debt instruments with similar terms and remaining maturities.

    In 1995, the Company purchased $165.0 million principal amount of its Senior Notes prior to maturity in an effort to reduce higher cost indebtedness. As a result, the Company recorded an extraordinary loss of $6.5 million, net of taxes, for redemption premium incurred and write-off of previously deferred finance charges in connection with the purchase of such Notes. In 1994, the Company recorded an extraordinary loss of $25.2 million, net of taxes, in connection with the purchase of $220.0 million principal amount of its 11.25 percent Notes and $78.6 million principal amount of its Senior Notes. In 1993, the Company recorded an extraordinary loss of $1.4 million, net of taxes, in connection with the Vigoro Refinancing discussed in Note 11.

    In addition to the indebtedness related to the Vigoro Refinancing, IMC had an agreement (Working Capital Facility) with a group of banks whereby IMC could borrow up to $100.0 million for general corporate purposes. At June 30, 1995, $29.6 million was drawn in the form of standby letters of credit principally to support the industrial revenue bonds and other debt and credit risk guarantees. There were no other borrowings under the Working Capital Facility at June 30, 1995. In July 1995, IMC amended the Working Capital Facility, increasing available borrowings to $150.0 million.

    On February 28, 1996, the Company entered into an unsecured credit facility (Credit Facility) with a group of banks. Under the terms of the Credit Facility, the Company and certain of its subsidiaries may borrow up to $450 million under a revolving credit facility which matures on March 1, 1999 and $50 million under a long-term credit facility which matures March 2, 2001. On March 1, 1996, the Company and its subsidiaries had borrowed $26 million under the revolving credit facility and $50 million under the long-term facility. The Vigoro Credit Agreement and the Working Capital Facility were terminated at the time the Company entered into the Credit Facility.

    Simultaneously with the execution of the Credit Facility, the Company and one of its subsidiaries refinanced unsecured term loans of Vigoro and one of its subsidiaries. The new $120 million unsecured term loans (the Term Loans) bear interest at rates between 7.37 percent and 7.43 percent and mature at various times between 2000 and 2005.

    The Working Capital Facility, Senior Notes and Vigoro Credit Agreement contain provisions which (i) restrict the Company's ability to make capital expenditures and dispose of assets, (ii) limit the payment of dividends or other distributions to stockholders, and (iii) limit the incurrence of additional indebtedness. These debt instruments also contain financial ratios and tests which must be met with respect to interest and fixed charge coverage, tangible net worth, working capital and debt to total capitalization. The Credit Agreement and Term Loans contain customary negative covenants and financial ratios and other tests which must be met with respect to interest coverage, tangible net worth and leverage.

    IMC-Agrico also has an agreement with a group of banks to provide it with a $75 million Partnership Working Capital Facility. The Partnership Working Capital Facility, which has a letter of credit subfacility for up to $25 million, expires on February 9, 1997. Borrowings under the Partnership Working Capital Facility are unsecured with a negative pledge on substantially all of IMC-Agrico's assets. Borrowings under the Partnership Working Capital Facility bear interest at rates based on a base rate or an adjusted Eurodollar rate. The Partnership Working Capital Facility has minimum net Partners' capital, fixed charge and current ratio requirements, and places limitations on indebtedness of IMC-Agrico and restricts the ability of IMC-Agrico to make cash distributions in excess of Distributable Cash (as defined). At June 30, 1995, IMC-Agrico was in compliance with all of the covenants governing this agreement. There is a .25 percent commitment fee on the unused portion of the credit line. At June 30, 1995, IMC-Agrico had drawn down $12.5 million under the letter of credit subfacility and had no borrowings under the remainder of the Partnership Working Capital Facility.

    The Convertible Subordinated Notes are exchangeable for approximately 3.6 million shares of the Company's common stock at $31.75 per share.

    Scheduled maturities and sinking fund requirements for the next five years are as follows:

            1996                       $ 9.0
            1997                        20.4
            1998                        49.1
            1999                        15.6
            2000                        75.3


13. Interest Charges
    ----------------
    The Company capitalizes interest costs relating to the financing of major projects under development. All other interest is expensed as incurred.

                                     1995      1994      1993
                                    -----     -----     -----
       Amount charged to expense   $70.2     $91.2     $55.6
       Amount capitalized             .2        .7      19.4
                                    -----     -----     -----
                                   $70.4     $91.9     $75.0
                                    =====     =====     =====


14. Other Noncurrent Liabilities
    ----------------------------
    Other noncurrent liabilities at June 30 were as follows:

                                              1995      1994
                                             ------    ------
       Postretirement employee benefits     $ 93.8    $ 91.2
       Environmental                           1.2      85.2
       Deferred gain                           3.7      46.7
       Postemployment employee benefits       15.9
       Other                                  49.5      52.2
                                             ------    ------
                                             284.1    $275.3
                                             ======    ======


15. Pension Plans
    -------------
    The Company has non-contributory pension plans that cover approximately 78 percent of its employees. Certain other employees are covered by defined contribution pension plans. Benefits are based on a combination of years of service and compensation levels, depending on the plan. Generally, contributions to the U.S. plans are made to meet minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA), while contributions to Canadian plans are made in accordance with Pension Benefits Acts, instituted by the provinces of Saskatchewan and Ontario.

    Employees in the United States and Canada whose pension benefits exceed Internal Revenue Code and Revenue Canada limitations, respectively, are covered by supplementary non-qualified, unfunded pension plans which are provided for by charges to earnings sufficient to meet projected benefit obligations.

    The components of net pension expense, computed actuarially, were as follows:

                                             1995      1994      1993
                                            ------    ------    ------
    Service cost for benefits earned
     during the year                        $ 9.0     $ 8.9     $ 6.5
    Interest cost on  projected benefit
     obligation                              14.7      13.1      13.4
    Return on plan assets                   (11.8)     (7.3)    (14.8)
    Net amortization and deferral             (.1)     (4.4)      5.3
                                             -----     -----     -----
    Net pension expense                     $11.8     $10.3     $10.4
                                             -----     -----     -----

    Net pension expense in 1993 included $1.6 million related to the settlement of certain pension obligations.

    The plans' assets consist mainly of corporate equity and U.S.
government and corporate debt securities, and units of participation in a collective short-term investment fund.

    In a number of these plans, the plan assets exceed the accumulated benefit obligations (overfunded plans) and in the remainder of the plans, the accumulated benefit obligations exceed the plan assets
(underfunded plans).

    The funded status of the Company's pension plans and amounts recognized in the Supplemental Consolidated Balance Sheet were as follows:

                                     Overfunded           Underfunded
                                        Plans                Plans
                                    1995    1994         1995     1994
                                   ------  ------       ------   ------

    Plans' assets at fair value   $133.0   $119.0       $ 26.2  $ 26.4

    Actuarial present value of
      projected benefit obligations:
       Vested benefits             111.5     95.0         31.4    33.2
       Non-vested benefits            .8       .6           .4      .2
                                   ------  ------       ------   ------
       Accumulated benefit
        obligations                112.3     95.6         31.8    33.4
       Projected future salary
        increases                   37.3     33.7         11.9     9.2
                                   ------  ------       ------   ------
       Total projected benefit
        obligations                149.6    129.3         43.7    42.6
                                   ------  ------       ------   ------
    Plans' assets less than
     projected benefit obligations  16.6     10.3         17.5    16.2
    Items not yet recognized
     in earnings:
       Unrecognized net loss (gain) (8.2)     (.1)        (1.3)    2.9
       Unrecognized transition
        (asset) liability             .9       .8          (.2)     .1
       Unrecognized prior service
        cost                        (7.0)    (7.2)       (12.3)  (13.5)
       Additional minimum liability                        7.4     8.4
                                   ------  ------       ------   ------
    Accrued pension liability     $  2.3   $  3.8       $ 11.1  $ 14.1
                                   ======  ======       ======   ======

    Significant actuarial assumptions were as follows:

                                             1995      1994      1993
                                             ----      ----      ----
       Discount rate                         8.2%      8.4%      8.6%
       Long-term rate of return on assets:
         U.S. plans                          7.5%      7.5%      9.0%
         Canadian plans                      9.0%      9.5%     10.0%
                                             ----      ----      ----
                                             7.8%      7.9%      9.2%
                                             ====      ====      ====

       Rate of increase in compensation
        levels                               5.2%      5.3%      5.3%

    The Company also has defined contribution pension and investment plans (the Plans) for certain of its employees. Under each of the Plans, participants are permitted to defer a portion of their compensation and Company contributions to the Plans are based on a percentage of wages earned by the eligible employees. The Company's contributions to the Plans totaled $9.7 million, $4.6 million and $4.0 million for the years ended June 30, 1995, 1994 and 1993, respectively.


16. Postretirement and Postemployment Benefit Plans
    -----------------------------------------------
    The Company provides certain health care benefit plans for certain retired employees. The plans may be either contributory or non-contributory and contain certain other cost sharing features such as deductibles and coinsurance. The plans are unfunded. Employees are not vested and such benefits are subject to change. Health care benefits of those employees who retired prior to February 1, 1988 are paid by Mallinckrodt Group Inc.; the Company is charged for one-half of such costs, not exceeding $.8 million in any fiscal year.

    The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective July 1, 1992. This statement requires that the cost of providing other postretirement benefits (OPEBS) be accrued during the active service period of the employees. The Company recorded an after-tax charge of $47.1 million for the cumulative effect of this accounting change.

    The components of OPEBS expense for years ending June 30 were as follows:

                                   1995      1994      1993
                                   ----      ----      ----
    Service cost                  $1.5      $1.5      $2.3
    Interest cost                  5.3       5.2       6.3
    Net amortization and deferral (1.5)     (1.6)
                                   ----      ----      ----
                                  $5.3      $5.1      $8.6

    On July 1, 1993, the Company amended its postretirement plans in an effort to control cash outlays while protecting the interests of those employees who have retired or will retire in the near future. This plan amendment had the effect of reducing the accumulated postretirement benefit liability on July 1, 1993 by $15.9 million. As a result, OPEBS expense was reduced by $1.1 million in 1995 and 1994 to reflect the amortization of this plan change over 13.8 years.

    The significant assumptions used in determining postretirement benefit costs were as follows:
                                1995           1994         1993
                                ----           ----         ----
    Discount rate               8.2%           8.4%         8.5%
    Health care trend rate:
     Under age 65               9.8% (1)      10.4% (1)    15.0% (1)
     Over age 65                6.3% (2)       7.0% (2)     8.2% (2)

    (1)  Decreasing gradually to 5.5% in 2003 and thereafter.
    (2)  Decreasing gradually to 5.5% in 1999 and thereafter.

    If the health care trend rate assumptions were increased by 1.0 percent, the accumulated postretirement benefit obligation would increase by 6.3 percent as of June 30, 1995. This would have the effect of an 8.7 percent increase on OPEBS expense in 1995.

    The components of the Company's postretirement benefit liability at June 30 were as follows:
                                          1995      1994
                                         -----     -----
    Retirees                             $33.1     $29.3
    Actives:
     Fully eligible                       12.0      11.6
     Not-fully eligible                   24.3      23.3
         Total                            69.4      64.2

    Items not yet recognized in earnings:
     Unrecognized prior service cost      13.2      14.3
     Unrecognized net gain                11.6      12.7
                                         -----     -----
    Accrued postretirement benefits
     liability                           $94.2     $91.2
                                         =====     =====

    The Company also provides benefits such as workers' compensation and disability to certain former or inactive employees after employment but before retirement. The plans are unfunded. Employees are not vested and plan benefits are subject to change.

    Effective July 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," to account for disability benefits of certain employees. Prior to July 1, 1994, the Company recognized the cost of providing certain of these benefits on a cash basis. SFAS No. 112 requires the cost of providing these benefits be recognized when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid. Consequently, the Company recognized a $13.3 million liability for postemployment benefits as of July 1, 1994 and recorded a charge of $5.9 million, net of taxes, for the cumulative effect of the Company's unfunded obligation prior to July 1, 1994. The effect of the adoption of SFAS No. 112 on 1995 earnings before the cumulative effect of the accounting change was not material. As permitted by SFAS No. 112, prior year financial statements have not been restated to reflect the change in accounting method.


17. Income Taxes
    ------------
    Two of the Company's three potash operations that are subject to Canadian taxes, Kalium Canada and CCP, are included in the consolidated United States federal income tax return filed by the Company.

    Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Significant components of the Company's deferred tax liabilities and assets at June 30 were as follows:
                                                   1995         1994
                                                  ------       ------
    Deferred tax liabilities
     Property, plant and equipment                $436.5       $403.8
     Taxes on undistributed foreign earnings        28.6         29.8
     Other liabilities                              38.7         29.3
                                                  ------       ------
       Total deferred tax liabilities              503.8        462.9
                                                  ------       ------

    Deferred tax assets
     Net operating loss carryforwards               78.2        105.6
     Postretirement and postemployment benefits     35.7         33.4
     Sterlington litigation settlement              31.5         29.9
     Reclamation and decommissioning reserves       26.2         25.8
     Alternative minimum tax credit carryforward    34.4          9.3
     Utilization of foreign tax credits             26.1         21.6
     Other assets                                   45.0         28.6
                                                  ------       ------
       Total deferred tax assets                   277.1        254.2
                                                  ------       ------
       Net deferred tax liabilities               $226.7       $208.7
                                                  ======       ======

    At June 30, 1995, the Company had net operating loss carryforwards for U.S. federal tax purposes of $196.7 million. If not utilized against taxable income, the federal tax loss carryforwards will expire in 2009. The tax benefit of these loss carryforwards has been provided in the 1995 and 1994 Supplemental Consolidated Balance Sheet as deferred tax assets.

The provision (credit) for income taxes consisted of the following:

                                     1995         1994     1993
                                    ------       ------   ------
    Current
     Federal                        $ 33.6       $(10.2)   $(7.5)
     State and local                   8.6          4.8      3.3
     Foreign                          52.9         22.1     15.7
                                    ------       ------   ------
                                      95.1         16.7     11.5
    Deferred
     Federal                           8.1         14.5    (33.5)
     State and local                   (.9)        (4.2)   (13.1)
     Foreign                          13.2          7.8     (4.0)
                                    ------       ------   ------
                                      20.4         18.1    (50.6)
                                    ------       ------   ------
                                    $115.5       $ 34.8   $(39.1)
                                    ======       ======   ======

    The components of earnings (loss) before income taxes, extraordinary loss and cumulative effect of accounting changes, and the effects of significant adjustments to tax computed at the federal statutory rate were as follows:

                                       1995       1994        1993
                                     --------   --------    --------
Domestic                              $ 193.6     $  24.1   $(139.0)
Foreign                                 115.2        55.1      22.0
                                      -------     -------   -------
 Earnings (loss) before income
  taxes, extraordinary loss and
  cumulative effect of accounting
  changes                             $ 308.8     $    79.2 $(117.0)
                                      =======     =======   =======

Computed tax at the federal statutory
  rate of 35% (34% in 1993)           $ 108.1     $  27.7   $ (39.8)
Foreign income and withholding taxes     19.5         9.2       5.2
Percentage depletion in excess of
 basis                                  (18.1)      (11.3)    (14.2)
Deferred tax adjustment for the effect
 of changes in U.S. corporate tax rates               4.5
Federal taxes on undistributed
 foreign earnings                         4.4         2.9       5.6
State income taxes, net of federal
 income tax benefit                       4.9          .4      (6.6)
Sterlington litigation settlement                               3.3
Other items (none in excess of 5%
 of computed tax)                        (3.3)        1.4       7.4
                                      -------     -------   -------
 Provision (credit) for income taxes  $ 115.5     $  34.8   $ (39.1)
                                      =======     =======   =======

Effective tax rate                       37.4%       43.9%     33.4%
                                      =======     =======   =======

      U.S. income and foreign withholding taxes are provided on the earnings of foreign subsidiaries that are expected to be remitted to the extent that taxes on the distribution of such earnings would not be offset by foreign tax credits. The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $187.8 million at June 30, 1995 and, accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability of $44.6 million would have been required.


18. Capital Stock
    -------------
    Changes in the number of shares of common stock issued and in treasury were as follows:

                                    1995         1994        1993
                                 ----------   ----------  ----------
    Common stock issued
     Balance, beginning of
      year                       96,011,235   96,312,177  96,258,497
     Common stock issued            204,293      963,168
     Common stock purchased                  (1,416,000)
     Stock options exercised        172,992       11,130      17,350
     Award of restricted shares      19,680      140,760      36,330
                                 ----------   ----------  ----------
                                 96,408,200   96,011,235  96,312,177

    Treasury common stock
     Balance, beginning of year   5,540,518   20,195,616  20,165,558
     Common stock issued                    (14,900,000)
     Purchases                       12,322      244,902      30,058
                                 ----------   ----------  ----------
     Balance, end of year         5,552,840    5,540,518  20,195,616
                                 ----------   ----------  ----------
    Common stock outstanding,
     end of year                 90,855,360   90,470,717  76,116,561
                                 ==========   ==========  ==========

    On October 5, 1993 and May 5, 1994, the Company completed public offerings of 6,900,000 shares and 8,000,000 shares of common stock at $17.25 and $18.50 per share, respectively. Net proceeds of these offerings, net of issuance costs and expenses, were used to reduce long-term indebtedness.

    Pursuant to a Shareholders Rights Plan adopted by the Company in June 1989, a dividend of one preferred stock purchase right (a Right) for each outstanding share of common stock of the Company was issued on July 12, 1989 to shareholders of record on that date. Under certain conditions, each Right may be exercised to purchase one two-hundredth of a share of Junior Preferred Stock, Series C, par value $1.00 per share, at a price of $75. This preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock. The Rights become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the common stock or makes a tender offer for 15 percent or more of the outstanding common stock. However, the Rights do not become exercisable if a person or group becomes the owner of 15 percent or more of the common stock as a result of the purchase of common stock by the Company to reduce the number of shares outstanding and increase the proportionate number of shares owned by such person or group to 15 percent or more, unless such person or group subsequently becomes the owner of any additional shares of the common stock. In addition, upon the acquisition by a person or group of 15 percent or more of the common stock, each Right will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price. The Rights may be redeemed at a price of $.005 per Right under certain circumstances prior to their expiration on June 21, 1999. No event during 1995 made the Rights exercisable.


19. Stock Plans
    -----------
    The Company has various Stock Option Plans (the Stock Plans) under which the Company may grant non-qualified stock options, stock appreciation rights (SARs) and restricted stock to officers and key managers of the Company. The Stock Plans, as amended, provide for the issuance of a maximum of 7.2 million shares of common stock of the Company which may be authorized but unissued shares or treasury shares.

    Under the terms of the Stock Plans, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. Stock options and SARs granted under the Stock Plans extend for 10 years and generally become exercisable either 50 percent one year after the date of the grant and 100 percent two years after the date of the grant, or in one-third increments; one-third one year after the date of the grant, two-thirds two years after the date of the grant, and 100 percent three years after the date of the grant. At June 30, 1995, no SARs had been granted under the Stock Plans.

    The Company also adopted a long-term incentive plan in fiscal 1994 under which officers and key managers were awarded shares of restricted common stock of the Company along with contingent stock units. Based on performance objectives, these shares and units will vest in whole or in part during and at the end of a three-year performance period ending June 30, 1997. Restricted stock is valued on the issuance date, and the related expense is amortized over the vesting period.

    The Company had a similar long-term incentive plan in 1991 which expired June 30, 1994. Out of a total of 343,472 shares (net of cancellations) granted under this plan, 230,502 shares were cancelled on June 30, 1994 due to non-attainment of performance objectives.

    Stock options and restricted stock activities were as follows:

                     Stock       Stock       Restricted   Available
                    Options      Options      Stock         for
                 Outstanding   Exercisable   Outstanding   Grant
                 -----------   -----------   ----------- ----------
Balance at
 June 30, 1992     952,570        330,370     351,600     3,032,402

    Granted        310,341                     36,330     (346,671)
    Vested                        311,100
    Exercised     (17,350)       (17,350)    (35,190)
    Cancelled     (51,547)       (25,260)    (30,058)        81,605
                 ---------       ---------    -------     ---------
Balance at
 June 30, 1993   1,194,014        598,860     322,682     2,767,336

    Granted      1,379,975                    140,760   (1,520,735)
    Vested                        594,616
    Exercised     (11,130)       (11,130)    (41,050)
    Cancelled     (15,336)       (10,120)   (244,902)       260,238
                 ---------       ---------    -------     ---------
Balance at
 June 30, 1994   2,547,523      1,172,226     177,490     1,506,839

  Plan addition                                           1,600,000
  Granted        1,275,152                     19,680   (1,294,832)
  Vested                          654,693
  Exercised      (168,504)      (168,504)    (43,768)
  Cancelled       (61,502)       (17,888)    (11,922)        73,424
                 ---------       ---------    -------     ---------
Balance at
 June 30, 1995   3,592,669      1,640,527     141,480     1,885,431
                 =========       =========    =======     =========

    Market prices for stock options granted ranged from $17.50 to $24.79 per share in fiscal 1995 and from $16.50 to $25.37 per share in fiscal 1994. Market prices for stock options exercised ranged from $11 to $26.25 per share in fiscal 1995 and from $11 to $16 per share in fiscal 1994 and 1993. The average purchase price of outstanding stock options at June 30, 1995 was $20.20 per share, based on an aggregate purchase price of $72.6 million. Outstanding stock options will expire over a period of time ending no later than July 31, 2005.

    For the six months ended December 31, 1995, options were granted to purchase approximately 769,500 shares of common stock at option prices ranging from $29.75 to $38.00 per share.

    Another stock option plan provides for the granting of awards of up to 100,000 shares of common stock to directors of the Company who were directors prior to the Merger and who were not also employees of the Company. Options may be exercised at any time the director holding the option remains a director of the Company and within two years after the director ceases to be a director of the Company. Under the terms of the plan, options granted are exercisable over 10 years beginning with the grant date of the option. In fiscal 1995, options were granted to purchase 14,000 shares of common stock at an option price of $19.06 per share. A total of 4,488 shares were exercised during the year.


20. Commitments
    -----------
    The Company purchases sulphur, natural gas and ammonia from third parties under contracts extending, in some cases, for multiple years. Purchases under these contracts are generally at prevailing market prices. These contracts generally range from one to four years.

    The Company and FRP have an agreement to supply a portion of the Company's sulphur requirements to IMC-Agrico over the life of the joint venture partnership. Since the term of the sulphur purchase commitment is indeterminable, the dollar value of such commitments has been excluded from the schedule below after the year 2000.

    The Company leases plants, warehouses, terminals, office facilities, railcars and various types of equipment under operating leases. Lease terms generally range from three to five years, although some leases have longer terms.

    Summarized below is a schedule of future minimum long-term purchase commitments and minimum lease payments under non-cancellable operating leases as of June 30, 1995:

                                 Purchase       Lease
                               Commitments    Commitments
    1996                       $  279.2       $   23.7
    1997                          218.9           17.5
    1998                          188.1           13.7
    1999                          163.7           11.3
    2000                          141.0            7.2
    Subsequent years               19.6           17.9
                               --------       --------
                               $1,010.5       $   91.3
                               ========       ========

    Rental expense for 1995, 1994 and 1993 amounted to $39.7 million, $34.9 million and $30.9 million, respectively.

    IMC Canada is committed under a service agreement with Potash Corporation of Saskatchewan Inc. (PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of production and capital costs. The agreement extends through June 30, 2001 and is renewable at the option of PCS for five additional five-year periods. Potash produced for PCS may, at PCS's option, amount to an annual maximum of approximately one-fourth of the Canadian subsidiary's production capacity. During 1995, production of potash for PCS amounted to 500,000 tons, or 15 percent of tons produced.


21. Contingencies
    -------------

Mining Risks
- ------------
    Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located in Esterhazy, Saskatchewan. In recent years, the trend of the water inflow has stabilized and the Company has successfully reduced the per ton spending required to contain the inflow. However, the long-term outlook of the water inflow has caused the Company to consider alternatives to its current mining operations and studies are under way in this regard. Any solution to the water inflow situation at the mines could result in substantial capital expenditures and/or charges to operations.

Sterlington Litigation
- ----------------------
    Angus Chemical Company (Angus) and the Company are involved in various litigation arising out of the May 1991 explosion at a nitroparaffins plant located in Sterlington, Louisiana. Angus wants the Company to assume responsibility for a class action lawsuit currently pending in Louisiana against the Company, Angus, and other defendants for injuries arising out of the explosion, and to reimburse Angus for amounts that Angus has paid for settled claims in connection with the Sterlington explosion. With respect to the settled demands, Angus, in pleadings filed in Louisiana and Texas, states that it is seeking approximately $9.5 million, plus interest, fees, and costs. In addition, Angus is seeking direct payment from the Company's insurers, X.L. Insurance Company, Ltd. (XL) and A.C.E. Insurance Company, Ltd.
(ACE) for certain damages in an action pending in Louisiana state court. Angus has not specified how much it is seeking from the Company's insurers. Angus may be asserting claims against XL for the difference between the limits of the XL policy of $75.0 million and the $45.7 million that XL has paid to the Company under the policy. In addition, Angus may be asserting claims against ACE for the difference between the limit of the ACE policy of $100.0 million and the $15.0 million that ACE has previously paid to the Company. The Company may have obligations to indemnify certain of the insurers if Angus is successful in this case. The Company is unable to estimate the magnitude of its exposure at this time.

    The Company continues to vigorously litigate each of the matters arising out of the Sterlington explosion. A jury trial is scheduled to commence in October 1996 in Texas state court with respect to Angus' and the Company's claims for contribution and indemnity for the settled demands. Discovery is still not complete with respect to the lawsuits scheduled for trial in October 1996, and all of the other lawsuits are in early stages. In addition, Angus has filed an action in federal court in Louisiana seeking reimbursement for amounts allegedly expended to remediate certain environmental sites at the Sterlington plant. In its pleadings filed with the Louisiana federal court, Angus states that it is seeking approximately $1.8 million for amounts expended, plus interest, fees, costs and reimbursement for any future expenses. The Company is unable to estimate the magnitude of its exposure at this time. The Company is also pursuing additional recoveries from one of its insurance carriers relating to Sterlington.

Antitrust Litigation
- --------------------
    The Company has been named as a defendant, along with other Canadian and U.S. potash producers, in lawsuits filed in federal court in Minnesota and state court in California. The plaintiffs are purchasers of potash who allege a price fixing conspiracy among North American potash producers beginning in 1987 and continuing until the filing of the lawsuits in 1994. Discovery is nearly complete in the Minnesota case, following certification of a class of all U.S. potash purchasers as plaintiffs. While the Company believes that the allegations in the complaints are without merit, until discovery is completed it is unable to evaluate possible defenses or to make a reliable determination as to the potential liability exposure, if any.

    The Company has also received a U.S. grand jury subpoena seeking information related to the sale of potash in the United States from 1986 to the present. The Company is cooperating with the government and has provided the information needed to comply with the subpoena. As in the civil antitrust matters described above, while the Company does not believe that violations of the antitrust laws have occurred, the Company is unable to predict the outcome of the government investigation or make a reliable determination as to the potential exposure, if any.

FTC Phosphate Operations Inquiry
- --------------------------------
    The Company was notified on October 2, 1995 by the Federal Trade Commission (FTC) that the FTC is conducting an investigation to determine whether manufacturers of concentrated phosphates may have violated Section 5 of the Federal Trade Commission Act, as amended, by agreeing to restrict output or raise prices. The FTC has requested that the Company provide certain information and documents regarding the Company's phosphate operations. The Company has submitted responsive information and documents to the FTC. The FTC has stated that neither its request for information and documents nor the fact it has commenced an investigation should be construed as indicating that a violation has occurred or is occurring.

Environmental Matters
- ---------------------
    Governmental regulatory agencies have identified several of the Company's facilities for investigation or possible environmental cleanup pursuant to applicable laws and regulations. At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain remedial actions dependent upon the results of investigations, which currently are in progress. The cost of any remedial actions that ultimately may be required at these sites, cannot currently be determined. The Company is the beneficiary of certain indemnification agreements with PPG Industries, Inc., Kaiser Aluminum & Chemical Corporation (Kaiser Aluminum), Beatrice Companies, Inc., Estech, Inc. and certain private parties with respect to certain facilities and operations of the Company purchased from those parties including two of the sites subject to the consent orders. While there can be no assurance that the Company will obtain full indemnification in these two or other such cases, the Company believes it is entitled to indemnification from parties to these agreements for a portion of the expenditures which the Company may be required to incur to remedy environmental problems that are attributable to activities occurring prior to the Company's acquisition of such facilities. In that regard, the Company has received and anticipates receiving amounts pursuant to these agreements for certain of its expenses incurred to date.

    The Company was a defendant or third party defendant, generally with numerous other defendants in the processing and distribution chain, in 97 New Jersey state court lawsuits, in each case in connection with the sale of an agricultural crop nutrient solution to Hoover Treated Wood Products, Inc. and its predecessor (collectively, "Hoover") used by Hoover to treat wood. Sales to Hoover were commenced by Kaiser Aluminum and continued by the Company from 1985 until they were discontinued in 1988. Only a few of the complaints specify a dollar amount of damages. In some cases, punitive damages are also sought by the plaintiffs.

     In October 1995, the claims against the Company in 62 New Jersey state court lawsuits were dismissed as the result of a court-sponsored mediation program. The Special Master assisting the Court in the mediation program reports that the claimants against the Company in the 35 remaining lawsuits have either settled or committed to a settlement model which should result in a settlement. To the Company's knowledge, there are no pending damage claims against the Company not reported to be settled or committed to settlement.

     In May 1993, the Company executed two agreements with Hoover and certain interested parties relating to the Hoover litigation. Under those agreements, the Company paid Hoover $2.0 million, a substantial portion of which was paid by the Company's insurance carriers. In return, Hoover released the Company from all present and future asserted claims arising from the sale and distribution of wood treated by Hoover and agreed to indemnify and hold the Company harmless from all present and future asserted claims arising from the sale and distribution of the wood treated by Hoover and agreed to indemnify and hold the Company harmless from all present and future asserted claims by other parties related to such wood. In addition, Hoover agreed to us its best efforts to cause all the other parties to dismiss their claims against the Company. The Company had accrued the $2.0 million in gross damages referred to above in its consolidated financial statements. In December 1994, based on advice from counsel, the reduced level of litigation activity and ongoing negotiations with the Company's insurance carriers, the Company reduced the $2.0 million reserve by $1.5 million. While the Company cannot assure that Hoover can obtain dismissals of all other parities' claims or will be able to meet its obligation to indemnify and hold the Company harmless, the Company believes the agreements with Hoover, coupled with the Company's existing insurance coverage and substantial meritorious defenses, should result in the resolution of all pending claims without any material adverse effect on the financial condition or results of operations of the Company.

    The Company also has certain other contingent liabilities with respect to litigation, claims and guarantees of debt obligations to third parties arising in the ordinary course of business. The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's financial position.


22. Operations by Geographic Area
    -----------------------------
    Financial information relating to the Company's operations in various geographic areas was as follows:
                                             Net Sales
                                ----------------------------------
                                  1995         1994         1993
                                --------     --------     --------
     United States              $2,589.0     $2,055.6     $1,365.7
     Canada                        388.6        244.9        239.6
     Other                          11.7          1.3          4.2
     Transfers between geographic
      areas (principally from
      Canada)                     (253.2)      (176.5)      (171.4)
                                 --------    --------     --------
     Consolidated               $2,736.1     $2,125.3     $1,438.1
                                 ========    ========     ========

<CAPTIONS>
                         Earnings (Loss)
                      Before Income Taxes,
                     Extraordinary Loss and
                       Accounting Changes       Identifiable Assets
                   -------------------------  ------------------------
                     1995     1994     1993   1995    1994     1993
                   -------  -------  -------  ------- -------  -------
    United States  $  361.1 $  176.6 $ (100.8)$2,788.9$2,871.0 $1,736.3
    Canada            130.2     59.6     36.6   734.9    434.1    478.2
    Other              10.2      (.4)     2.0     8.2      8.1     12.5
    Eliminations        1.6      8.8       .1  (274.8)  (140.9)   116.3
                    -------   ------- -------  ------- -------   -------
    Operating earnings
     (loss)           503.1    244.6    (62.1)
    Interest earned
     and other non-
     operating (income)
     and expense, net  (6.3)    18.6      (.7)
    Interest charges   70.2     91.2     55.6
    Minority interest 130.4     55.6
                    -------   ------- -------  ------- -------   -------
    Consolidated   $  308.8 $   79.2 $ (117.0)$3,257.2$3,172.3 $2,343.3
                    =======   ======= =======  ======= =======   =======

    Transfers of product between geographic areas were at prices approximating those charged to unaffiliated customers.

    Sales from the United States, as shown in the preceding table, included sales to unaffiliated customers in other geographic areas as follows:
                                  1995         1994         1993
                                 ------       ------       ------
       Far East                  $643.9       $377.1       $190.7
       Latin America              121.7        113.0         25.9
       Europe                      27.1          6.6         22.6
                                 ------       ------       ------
                                 $792.7       $496.7       $239.2
                                 ------       ------       ------

                         QUARTERLY RESULTS (UNAUDITED)

                    (In millions except per share amounts)



                                         Quarter
                       First     Second    Third    Fourth   Year
- --------------------------------------------------------------------
Fiscal 1995
 Net sales           $  517.2  $  587.5  $  729.9  $  901.5  $2,736.1
 Gross margins          107.4     158.4     208.1     216.1     690.0
 Earnings before income
  taxes, extraordinary
  item and cumulative
  effect of accounting
  change                 36.9      58.3      96.3     117.3     308.8
 Earnings before extra-
 ordinary item and cumu-
  lative effect of
  accounting change      24.0      36.5      59.6      73.2     193.3
 Extraordinary loss -
  debt retirement        (1.2)     (1.8)      (.7)     (2.8)     (6.5)
 Cumulative effect of
  accounting change      (5.9)                                   (5.9)
                     --------  --------  --------  --------  --------
 Net earnings        $   16.9  $   34.7  $   58.9  $   70.4  $  180.9
                     ========  ========  ========  ========  ========

 Earnings per share:
  Earnings before
   extraordinary item
   and cumulative
   effect of account-
   ing change        $    .26  $    .40  $    .66  $    .80  $   2.12
  Extraordinary loss
   - debt retirement     (.01)     (.02)     (.01)     (.03)     (.07)
  Cumulative effect of
   accounting change     (.06)                                   (.06)
                     --------  --------  --------  --------  --------
  Net earnings       $    .19  $    .38  $    .65  $    .77  $   1.99
                     ========  ========  ========  ========  ========



Fiscal 1994
 Net sales           $  339.9  $  422.4  $  520.0  $  843.0  $2,125.3
 Gross margins           27.4      65.0     110.1     180.2     382.7
 Earnings (loss)
  before income taxes
  and extraordinary
  item                  (23.7)    (17.7)     31.4      89.2      79.2
 Earnings (loss)
  before extraordinary
  item                  (21.6)      2.3      12.4      51.3      44.4
 Extraordinary loss
  - debt retirement     (23.8)                         (1.4)    (25.2)
                     --------  --------  --------  --------  --------
 Net earnings (loss) $  (45.4) $    2.3  $   12.4  $   49.9  $   19.2
                     ========  ========  ========  ========  ========

 Earnings (loss) per share:
  Earnings (loss)
   before extraordinary
   item              $   (.29) $    .03  $    .15  $    .58  $    .54
  Extraordinary loss
   - debt retirement     (.31)                         (.02)     (.31)
                     --------  --------  --------  --------  --------
  Net earnings (loss)$   (.60) $    .03  $    .15  $    .56  $    .23
                     ========  ========  ========  ========  ========


In fiscal 1995, third and fourth quarter operating results reflected the acquisition of CCP in January 1995.

In fiscal 1994, second quarter results included an after-tax charge of $12.4 million, or $.15 per share, from the write-down of the Company's investment in an oil and gas joint venture due to the low price of crude oil.

   (c)  Exhibits.

        No.                Description
   ------------------------------------------------------------

        13.1   Report of Arthur Andersen LLP

        23.1   Consent of Ernst & Young LLP

        23.2   Consent of Arthur Andersen LLP